Filed Pursuant to Rule 424(b)(2)

Registration No. 333-195865

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximm Aggregate Offering Price	Amount of Registration Fee(1)
4.700% Senior Notes due 2024	$400,000,000	$51,520
Guarantees of 4.700% Senior Notes due 2024(2)	—	—

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 457(n) of the Securities Act, no separate registration fee is payable for the guarantees.

Prospectus supplement

To prospectus dated May 12, 2014

Signet UK Finance plc

$ 400,000,000  4.700% Senior Notes due 2024

Guaranteed by

Signet Jewelers Limited

Signet UK Finance plc (the “Issuer”), an indirect wholly owned subsidiary of Signet Jewelers Limited (the “Parent”), is offering $400,000,000 aggregate principal amount of its 4.700% Senior Notes due 2024 (the “notes”). The Issuer will pay interest on the notes semiannually on June 15 and December 15 of each year, beginning on December 15, 2014. The notes will mature on June 15, 2024.

The notes are being issued as part of the financing for our proposed acquisition (the “Zale Acquisition”) of Zale Corporation (“Zale”). If the Zale Acquisition is not consummated or the related merger agreement is terminated, in each case, on or prior to February 19, 2015, the Issuer will be required to redeem the notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the special mandatory redemption date, as described under “Description of the notes—Special mandatory redemption.”

Prior to March 15, 2024 (three months prior to the maturity date), the Issuer may redeem some or all of the notes at any time at a “make-whole” redemption price determined as set forth under “Description of the notes—Optional redemption.” On or after March 15, 2024 (three months prior to the maturity date), the Issuer may redeem some or all of the notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of redemption as set forth under “Description of the notes—Optional redemption.” The Issuer may also redeem all of the notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, upon the occurrence of certain changes in applicable tax law. Upon the occurrence of a “change of control repurchase event,” the Issuer will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase, as described under “Description of the notes—Purchase of notes upon a change of control repurchase event.”

The notes will be guaranteed on a senior unsecured basis by Parent and all of its existing and future direct and indirect subsidiaries that will guarantee or be borrowers under our senior credit facilities (as defined herein) (other than the Issuer). The notes will be the Issuer’s senior unsecured obligations and will rank equally in right of payment with all of its existing and future unsecured and unsubordinated obligations. The note guarantees will be the guarantors’ senior unsecured obligations and will rank equally in right of payment with all of their existing and future unsecured and unsubordinated obligations. In addition, the notes will be structurally subordinated to the liabilities of the non-guarantor subsidiaries.

The notes are a new issue of securities with no established trading market. We intend to apply for the notes to be listed on the Official List of the Luxembourg Stock Exchange following the consummation of this offering.

Investing in the notes involves risks. See “Risk factors” beginning on page S-14 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per Note	Total
Public offering price(1)	99.599%	$398,396,000
Underwriting discount	1.125%	$4,500,000
Proceeds, before expenses, to us	98.474%	$393,896,000

(1)	Plus accrued interest, if any from May 19, 2014.

Neither the Securities and Exchange Commission nor any state securities commission nor the Luxembourg Stock Exchange has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about May 19, 2014.

Joint book-running managers

J.P. Morgan	Fifth Third Securities	PNC Capital Markets LLC

Co-managers

HSBC	RBS

The date of this prospectus supplement is May 14, 2014.

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes and related note guarantees and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. We refer to this prospectus supplement and the accompanying prospectus collectively as the “prospectus.” If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in the prospectus or any free writing prospectus relating to this offering and filed by us with the Securities and Exchange Commission (the “SEC”). Neither we nor the underwriters have authorized anyone to provide you with information other than that contained or incorporated by reference in the prospectus. If anyone provides you with information other than that contained or incorporated by reference in the prospectus, you should not rely on it. You should assume that the information contained or incorporated by reference in the prospectus or any free writing prospectus relating to this offering and filed by us with the SEC is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We and the underwriters are not making an offer to sell the notes in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for a person to make an offer or solicitation.

Unless the context otherwise requires, all references to (i) “Signet,” “we,” “us,” and “our” refer to Signet Jewelers Limited, a Bermuda corporation, and its consolidated subsidiaries, including the Issuer (ii) the “Issuer” are to Signet UK Finance plc, an indirect wholly owned subsidiary of Parent, and (iii) “Parent” are to Signet Jewelers Limited, but not its consolidated subsidiaries.

Where you can find additional information; incorporation of certain documents by reference

Parent is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with the Exchange Act, it files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Parent’s SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov and can also be found on our website at http://www.signetjewelers.com. However, the information on or accessible through our website is not a part of this prospectus supplement or the accompanying prospectus. In addition, you can inspect reports and other information Parent files at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Issuer has filed with the SEC a registration statement on Form S-3 with respect to the notes offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the notes offered hereby, reference is made to the registration statement.

The SEC allows the Issuer to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports of Parent listed below (other than portions of these documents that are deemed to have been furnished and not filed):

• Annual Report on Form 10-K for the year ended February 1, 2014, filed with the SEC on March 27, 2014 (“our Form 10-K”);

• The portions of its Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2014, which were incorporated by reference into our Form 10-K; and

• Current Reports on Form 8-K filed on April 7, 2014, May 12, 2014 and May 13, 2014 (including the information furnished under Item 2.02 and Item 7.01 thereof).

We also incorporate by reference the information contained in all other documents Parent files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements in exhibits relating thereto furnished pursuant to Item 9.01) unless specifically incorporated by reference herein) after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to any person to whom a copy of this prospectus supplement is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to James Grant at 375 Ghent Road, Akron, Ohio 44333, (330) 668-5000 or Ali Johnson at 110 Cannon Street, London EC4N 6EU, United Kingdom, +44 207 648 5200.

Forward-looking statements

Some of the statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this prospectus supplement (including the information incorporated by reference) and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan” or “target” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to:

• general economic conditions;

• risks relating to Signet being a Bermuda corporation;

• the merchandising, pricing and inventory policies followed by Signet;

• the reputation of Signet and its brands;

• the level of competition in the jewelry sector;

• the cost and availability of diamonds, gold and other precious metals;

• regulations relating to consumer credit;

• seasonality of Signet’s business;

• financial market risks;

• deterioration in consumers’ financial condition;

• exchange rate fluctuations;

• changes in consumer attitudes regarding jewelry;

• management of social, ethical and environmental risks;

• security breaches and other disruptions to Signet’s information technology infrastructure and databases;

• inadequacy in and disruptions to internal controls and systems;

• changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions;

• the ability to complete the acquisition of Zale;

• the ability to obtain Zale stockholder approval;

• the potential impact of the announcement and consummation of the Zale acquisition on relationships, including with employees;

• our ability to successfully integrate Zale’s operations and to realize synergies from the transaction; and

• the impact of stockholder litigation with respect to the Zale acquisition.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For additional factors see the section entitled “Risk factors” beginning on page S-14 of this prospectus supplement and in the documents incorporated by reference herein. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statement made by us in this prospectus supplement speaks only as of the date on which we make it. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Summary

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that you should consider before investing in the notes. To fully understand this offering, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk factors” in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus and our financial statements and the related notes thereto incorporated by reference in this prospectus supplement or the accompanying prospectus before making an investment decision.

Signet

Signet is the largest specialty retail jeweler by sales in the US and UK. Signet’s US division operated 1,471 stores in all 50 states at February 1, 2014. Its stores trade nationally in malls and off-mall locations as Kay Jewelers (“Kay”), and regionally under a number of well-established mall-based brands. Destination superstores trade nationwide as Jared The Galleria Of Jewelry. Signet’s UK division operated 493 stores at February 1, 2014, including 14 stores in the Republic of Ireland and three in the Channel Islands. Its stores trade in major regional shopping malls and prime ‘High Street’ locations (main shopping thoroughfares with high pedestrian traffic) as “H.Samuel,” “Ernest Jones,” and “Leslie Davis.”

The Issuer is a public limited company organized under the laws of England & Wales on April 17, 2014 primarily for purposes of issuing the notes offered hereby, and is an indirect wholly owned subsidiary of Parent. The Issuer’s principal executive offices are located at 110 Cannon Street, London EC4N 6EU, United Kingdom, and its telephone number is +44 207 648 5200.

Our web address is www.signetjewelers.com. The information on or otherwise accessible through our web site does not constitute a part of this prospectus supplement or the accompanying prospectus.

Recent developments

The Zale Acquisition

On February 19, 2014, Parent, Carat Merger Sub, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), and Zale entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Zale, and Zale will become an indirect, wholly owned subsidiary of Parent.

The transaction is valued at approximately $1.4 billion, including net debt. Signet has agreed to pay $21.00 per share in cash for Zale’s outstanding common stock. As of January 31, 2014, Zale’s total outstanding long-term debt, including under its credit facility (the “Zale credit facility”), was approximately $445.3 million. In addition, as part of the transaction, Parent has entered into a voting and support agreement with Golden Gate Capital, the beneficial owner of approximately 23% of Zale’s common stock.

The consummation of the Zale Acquisition is subject to customary closing conditions, including the approval of holders of a majority of outstanding shares of Zale common stock. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired. The Merger Agreement also includes customary termination provisions for both Zale and Signet. The Zale Acquisition is expected to close in the second quarter of 2014.

Acquisition financing

In connection with the Zale Acquisition, we entered into a debt commitment letter with a syndicate of commercial banks (the “debt financing sources”). Subject to the satisfaction of certain customary conditions, the debt financing sources committed to provide up to $1.2 billion in financing for the Zale Acquisition, consisting of an $800.0 million 364-day senior unsecured bridge loan facility (the “Bridge Facility”) and the $400.0 new term loan facility described below. We will be required to pay certain fees if the Bridge Facility is not drawn. We currently plan to fund the Zale Acquisition, including the refinancing of certain existing indebtedness of Zale, through a combination of proceeds from the issuance of the notes offered hereby, a new $400.0 million 5-year senior unsecured term loan facility (the “new term loan facility”) and the issuance of $600.0 million variable funding notes from an existing asset-backed securitization facility (the “ABS facility”). We expect the full $600.0 million of variable funding notes to be issued on or prior to the closing of the Zale Acquisition. See “Use of proceeds.” As a result, we do not expect to borrow any funds under the Bridge Facility. If we are unable to complete the issuance of notes under the ABS facility on or prior to the closing of the Zale Acquisition, we intend to obtain any necessary funds through a combination of borrowings under the Bridge Facility and/or our amended revolving credit facility (as defined below) and/or cash on hand.

In connection with the Zale Acquisition we also intend to amend and restate our existing $400.0 million revolving credit facility to, among other things, extend the maturity thereof (the “amended revolving credit facility” and, together with the new term loan facility, the “senior credit facilities”). We do not currently expect to have any borrowings outstanding under our amended revolving credit facility on the closing date of the Zale Acquisition (other than $23.9 million outstanding under letters of credit). See “Description of other debt” for additional information regarding these other debt agreements.

The Zale Acquisition, the related financing transactions, including the issuance of the notes offered hereby, and the use of proceeds therefrom are referred to herein as the “Transactions,” and the financing transactions, without giving effect to the Zale Acquisition, are referred to herein as the “Financing Transactions.” This offering is not conditioned on the completion of the Transactions. However, if the Zale Acquisition is not consummated or the Merger Agreement is terminated, in each case, on or prior to February 19, 2015, the Issuer will be required to redeem the notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the special mandatory redemption date. See “Description of the notes—Special mandatory redemption.”

About Zale

Zale, through its wholly owned subsidiaries, is a specialty retailer of fine jewelry in North America. Zale operates specialty retail jewelry stores and kiosks located mainly in shopping malls throughout the United States, Canada and Puerto Rico.

Zale reports its operations under three business segments: Fine Jewelry, Kiosk Jewelry and All Other. Fine Jewelry is comprised of its three core national brands, Zales Jewelers®, Zales Outlet® and Peoples Jewellers® and its two regional brands, Gordon’s Jewelers® and Mappins® Jewellers. Each brand specializes in fine jewelry and watches, with merchandise and marketing emphasis focused on diamond products. Zales Jewelers® is a value-oriented jeweler in the U.S. offering a broad range of bridal, diamond solitaire and fashion jewelry. Zales Outlet® operates in outlet malls and neighborhood power centers and capitalizes on Zales Jewelers’® national marketing and brand recognition. Gordon’s Jewelers®, its regional brand in the U.S., provides moderately priced jewelry to a wide range of guests. Peoples Jewellers®, Canada’s largest fine jewelry retailer, provides guests with an affordable assortment and an accessible shopping experience. Mappins® Jewellers offers Canadian guests a broad selection of merchandise from engagement rings to fashionable and contemporary fine jewelry. For the year ended July 31, 2013 and the six months ended January 31, 2014, Fine Jewelry accounted for approximately 86.7% and 87.8%, respectively, of Zale’s total revenues.

Kiosk Jewelry operates under the brand names Piercing Pagoda®, Plumb Gold™, and Silver and Gold Connection® (collectively, “Piercing Pagoda”) through mall-based kiosks and is focused on the opening price point guest. Kiosks are generally located in high traffic areas that are easily accessible and visible within regional shopping malls. At the entry-level price point, Piercing Pagoda services fashion conscious guests of all ages. Piercing Pagoda offers an extensive collection of bracelets, earrings, charms, rings, non-precious metal products and gold chains, as well as a selection of silver and diamond jewelry, all in basic styles at moderate prices. In addition, trained associates perform ear-piercing services on site. For the year ended July 31, 2013 and the six months ended January 31, 2014, Kiosk Jewelry accounted for approximately 12.7% and 11.7%, respectively, of Zale’s total revenues.

Zale provides insurance and reinsurance services for various types of insurance coverage, which are marketed to its private label credit card guests, through Zale Indemnity Company, Zale Life Insurance Company and Jewel Re-Insurance Ltd. These three companies are the insurers (either through direct written or reinsurance contracts) of Zale’s guests’ credit insurance coverage. In addition to providing merchandise replacement coverage for certain perils, credit insurance coverage provides protection to the creditor and cardholder for losses associated with the disability, involuntary unemployment, leave of absence or death of the cardholder. Zale Life Insurance Company also provides group life insurance coverage for its eligible employees. Zale Indemnity Company, in addition to writing direct credit insurance contracts, has certain discontinued lines of insurance that it continues to service. Credit insurance operations are dependent on its retail sales through its private label credit cards. For the year ended July 31, 2013 and the six months ended January 31, 2014, All Other accounted for approximately 0.6% and 0.5%, respectively, of Zale’s total revenues.

Organizational structure

The following chart illustrates our ownership structure and principal indebtedness after giving effect to the Transactions. This chart is for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us. Upon consummation of the Zale Acquisition, Zale and its subsidiaries will become indirect wholly owned subsidiaries of Parent. We currently expect that Zale and all of its subsidiaries, other than insurance subsidiaries and certain immaterial subsidiaries, will become guarantors under the senior credit facilities and the notes offered hereby.

(1)	We do not currently expect to have any borrowings outstanding under our amended revolving credit facility on the closing date of the Zale Acquisition (other than $23.9 million outstanding under letters of credit). See “Description of other debt.”

(2)	The receivables subsidiaries will not guarantee the notes or the senior credit facilities.

The offering

This summary is not a complete description of the notes. For a more detailed description of the notes, see “Description of the notes” in this prospectus supplement.

Issuer	Signet UK Finance plc.

Securities offered	$400,000,000 aggregate principal amount of 4.700% Senior Notes due 2024 (the “notes”).

Maturity	The notes will mature on June 15, 2024 unless earlier redeemed or repurchased.

Interest rate	The notes will bear interest from May 19, 2014 at the rate of 4.700% per annum.

Interest payment dates	June 15 and December 15 of each year, beginning December 15, 2014. Interest will accrue from May 19, 2014.

Note guarantees	The notes will be guaranteed on a senior unsecured basis by Parent and all of its existing and future direct and indirect subsidiaries that will guarantee or be borrowers under the senior credit facilities (other than the Issuer). Under certain circumstances, guarantors may be released from their note guarantees without the consent of the holders of notes. See “Description of notes—Note guarantees.”

Ranking of notes	The notes will be the Issuer’s senior unsecured obligations and will rank equally in right of payment with all of its existing and future unsecured and unsubordinated obligations. The note guarantees will be the guarantors’ senior unsecured obligations and will rank equally in right of payment with all of their existing and future unsecured and unsubordinated obligations. In addition, the notes will be structurally subordinated to the liabilities of the non-guarantor subsidiaries. As of February 1, 2014, on a pro forma basis after giving effect to the Transactions:

•

outstanding indebtedness of the Issuer and the guarantors would have been $1.5 billion (excluding intercompany liabilities and guarantees under the senior credit facilities and the indenture), $600.0 million of which would have been secured; and

•	certain guarantors would have had $374.7 million of availability under the amended revolving credit facility after giving effect to $25.3 million of outstanding letters of credit.

For the year ended February 1, 2014, the non-guarantor subsidiaries represented:

•	approximately 1.1% of our total sales; and

•	approximately 7.2% of our operating income, in each case after giving effect to intercompany eliminations.

As of February 1, 2014, on a pro forma basis after giving effect to the Financing Transactions (and not including the Zale Acquisition or the Zale entities that will become subsidiaries of Parent upon consummation of the Zale Acquisition), the non-guarantor subsidiaries:

•	would have represented approximately 1.6% of our total assets; and

•	would have had approximately $611.3 million of total liabilities, including debt and trade payables,

in each case after giving effect to intercompany eliminations.

Upon consummation of the Zale Acquisition, we currently expect that Zale and all of its subsidiaries, other than its insurance subsidiaries and certain immaterial subsidiaries, will become guarantors under the senior credit facilities and the notes offered hereby.

Sinking fund	None.

Special mandatory redemption	If the Zale Acquisition is not consummated or the Merger Agreement is terminated, in each case, on or prior to February 19, 2015, the Issuer will be required to redeem the notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the special mandatory redemption date. The “special mandatory redemption date” means the earliest to occur of (i) March 19, 2015 if the Zale Acquisition has not been consummated on or prior to 5:00 p.m., New York City time, on February 19, 2015; or (ii) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason. See “Description of the notes—Special mandatory redemption.”

Optional redemption	Prior to March 15, 2024 (three months prior to the maturity date of the notes), the Issuer may redeem some or all of the notes at any time at a “make-whole” redemption price determined as set forth under “Description of the notes—Optional redemption.” On or after March 15, 2024 (three months prior to the maturity date of the notes) the Issuer may redeem some or all of the notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date as set forth under “Description of the notes—Optional redemption.”

Additional amounts

The Issuer or any guarantor of the notes will make all payments in respect of the notes, including principal and interest payments, without deduction or withholding for or on account of any present or future taxes or other governmental charges, unless it is obligated by law to deduct or withhold taxes or governmental charges. If the Issuer or any guarantor is obligated by law to deduct or withhold such taxes or governmental charges in respect of the notes or the note guarantees, subject to certain exceptions and limitations, the Issuer or the relevant guarantor, as applicable, will pay to the holders of such notes additional amounts so that the net amount received by the holders is not less than the amount such holders would have received if these taxes or governmental charges had not been withheld or deducted.

Tax redemption	If the Issuer becomes obligated to pay any additional amounts in respect of the notes as a result of certain changes in applicable tax law, the Issuer may redeem the notes at its option in whole, but not in part, at any time at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date. See “Description of the notes—Tax redemption.”

Change of control repurchase event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of the notes—Purchase of notes upon a change of control repurchase event,” the Issuer will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain covenants	The indenture governing the notes will contain covenants limiting the ability of Parent and its subsidiaries, including the Issuer, to:

•	create certain liens;

•	enter into sale and leaseback transactions; and

•	consolidate or merge with, or sell, lease or convey all or substantially all of their respective properties or assets to, another person.

However, each of these covenants is subject to a number of significant exceptions. You should read “Description of the notes—Certain covenants” for a description of these covenants.

Form and denominations	The Issuer will issue the notes in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”).

You will hold beneficial interests in the notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, the Issuer will not issue certificated notes.

Further issuances	The Issuer may, without consent of the holders of the notes, create and issue additional notes ranking equally with the notes in all respects (other than with respect to the date of issuance, public offering price and amount of interest payable on the first payment date applicable thereto). These additional notes will be consolidated and form a single series with the notes.

Use of proceeds	We intend to use the net proceeds of this offering to pay a portion of the consideration for the Zale Acquisition. See “Use of proceeds,” “Capitalization” and “Underwriting (conflicts of interest).”

Conflicts of interest	Affiliates of certain of the underwriters are lenders under the Zale credit facility and may therefore receive 5% or more of the net proceeds of the offering by reason of the repayment of outstanding amounts under the Zale credit facility in connection with the Zale Acquisition. Any such underwriter is deemed to have a “conflict of interest” within the meaning of Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc., and this offering will therefore be conducted in accordance with Rule 5121. See “Underwriting (conflicts of interest)—Conflicts of interest.”

Listing	The Issuer intends to make an application to list the notes on the Official List of the Luxembourg Stock Exchange following consummation of this offering.

Absence of public market for the notes	The notes are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so, and any market making in the notes may be discontinued at any time in their sole discretion. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. For more information, see “Underwriting (conflicts of interest).”

Governing law	New York.

Trustee	Deutsche Bank Trust Company Americas.

Principal paying agent	Deutsche Bank Trust Company Americas.

Luxembourg listing agent, paying agent and transfer agent	Deutsche Bank Luxembourg S.A.

Risk factors	An investment in the notes involves risk. You should carefully consider the information set forth in the section entitled “Risk factors” beginning on page S-14 of this prospectus supplement and the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, before deciding whether to invest in the notes.

Risk factors

You should carefully consider these risk factors and all of the other information included or incorporated by reference herein and in the accompanying prospectus, including the discussion of risks relating to our business set forth under the section entitled “Risk Factors” in our Form 10-K, which is incorporated herein by reference, before making an investment in the notes.

Risks related to the Zale Acquisition

Signet’s proposed acquisition of Zale is subject to Zale stockholder approval and customary closing conditions and the expected benefits from the Zale Acquisition may not be fully realized.

On February 19, 2014, Signet entered into the Merger Agreement with Zale to acquire all of Zale’s issued and outstanding common stock for $21.00 per share in cash consideration with an approximate transaction value of $1.4 billion, including net debt. Although Signet has entered into a voting and support agreement with Golden Gate Capital, the beneficial owner of approximately 23% of Zale’s common stock, Signet cannot predict whether Zale stockholder approval will be obtained or if the closing conditions will be satisfied. Certain stockholders of Zale have filed a proxy statement soliciting proxies to oppose the Zale Acquisition and/or seeking to delay the Zale stockholder vote. These stockholders have also announced their intention to pursue an appraisal claim against us if the Zale Acquisition is consummated. The Merger Agreement also includes customary termination provisions for both Zale and Signet. We expect to issue $1.4 billion of debt, including the notes offered hereby, to fund the planned acquisition of Zale, which will significantly increase our outstanding debt. This additional indebtedness will require us to dedicate a portion of our cash flow to servicing this debt, thereby reducing the availability of cash to fund other business initiatives. If the Zale Acquisition closes, significant changes to Signet’s financial condition as a result of global economic changes or difficulties in the integration or execution of strategies of the newly acquired business, and the diversion of significant management time and resources towards completion of the Zale Acquisition and integrating the business and operations of Zale or the incurrence of unexpected contingent liabilities may affect our ability to obtain the expected benefits from the Zale Acquisition or to satisfy the financial covenants included in the terms of the financing arrangements.

Signet will incur transaction-related costs in connection with the Zale Acquisition.

We expect to incur a number of non-recurring transaction-related costs associated with completing the Zale Acquisition, combining the operations of the two companies and achieving desired synergies. These fees and costs may be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, regulatory filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of our and Zale’s businesses. There can be no assurance that the realization of other efficiencies related to the integration of the two businesses, as well as the elimination of certain duplicative costs, will offset the incremental transaction-related costs over time. Thus, any net benefit may not be achieved in the near term, the long term, or at all.

Although we anticipate that Zale will continue to operate as a separate brand within Signet, failure to successfully combine Signet’s and Zale’s businesses in the expected time frame may adversely affect the future results of the combined company.

The success of the Zale Acquisition will depend, in part, on our ability to realize the anticipated benefits and synergies from combining our and Zale’s businesses. To realize these anticipated benefits, the businesses must be successfully combined. If the combined company is not able to achieve these objectives, or is not able to achieve these objectives on a timely basis, the anticipated benefits of the Zale Acquisition may not be realized fully or at all. Challenges involved in this integration include integrating successfully each company’s operations and technologies, as well as combining corporate cultures, maintaining employee morale and retaining key employees. In addition, the actual integration will require significant management attention and resources and may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the Zale Acquisition.

Purported stockholder class action complaints have been filed against Zale, Parent, the members of Zale’s board of directors and Merger Sub, challenging the Zale Acquisition, and various legal proceedings have been filed against each of Signet and Zale in their ordinary course of business. An unfavorable judgment or ruling in these lawsuits could prevent or delay the consummation of the proposed Zale Acquisition and result in substantial costs.

In connection with the Zale Acquisition, purported stockholders of Zale have filed purported stockholder class action lawsuits in the Delaware Court of Chancery. Those lawsuits name Zale, Parent, the members of the board of directors of Zale, and Merger Sub as defendants. Among other remedies, the plaintiffs seek to enjoin the Zale Acquisition. If a final settlement is not reached, or if a dismissal is not obtained, these lawsuits could prevent and/or delay completion of the Zale Acquisition and result in substantial costs to Zale and us, including any costs associated with the indemnification of directors. Additional lawsuits may be filed against Zale and us, Merger Sub and Zale’s directors related to the Zale Acquisition or otherwise. In addition, each of Signet and Zale has certain other outstanding litigation. See Note 22 to the Signet consolidated financial statements and Note 18 to the Zale consolidated financial statements, in each case incorporated herein by reference to Parent’s Form 8-K filed on May 12, 2014. Any such litigation could require the combined company to expend significant resources and divert the efforts and attention of management and other personnel from business operations. The defense or settlement of any lawsuit or claim may adversely affect the combined company’s business, financial condition or results of operations.

Risks related to the notes

Restrictive covenants in the documents governing our indebtedness may limit our ability to undertake certain types of transactions.

The senior credit facilities will contain various restrictive covenants which may limit our financial flexibility in a number of ways. The senior credit facilities will contain covenants that, among other things, restrict Parent’s and its subsidiaries’ ability, subject to specified exceptions, to incur additional debt, incur liens, sell or dispose of assets, merge with or acquire other companies, liquidate or dissolve, make loans, advances, or guarantees, engage in transactions with affiliates, make investments and make restricted payments. Additionally, if an event of default occurred under the senior credit facilities, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest to be immediately due and payable. In such an event, we cannot assure you that we would have sufficient assets to pay amounts due on the notes. As a result, you may receive less than the full amount you would otherwise be entitled to receive on the notes.

The notes and the note guarantees will be effectively subordinated to any debt of the Issuer or the guarantors that is secured.

The notes and the note guarantees will be unsecured obligations of the Issuer and the guarantors and will be effectively subordinated to any secured debt obligations that they may incur in the future to the extent of the value of the assets securing that debt. The effect of this subordination is that if the Issuer or any guarantor is involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, any of their secured debt, if any, their assets that secure such debt will be available to pay obligations on the notes only after all debt under their secured debt, if any, has been paid in full from those assets. Holders of the notes will participate in any remaining assets ratably with all of the other unsecured and unsubordinated creditors of the Issuer and the guarantors, including trade creditors (although there may be instances under the laws of general application of Bermuda or of England and Wales where certain unsecured and unsubordinated indebtedness would be preferred). The Issuer and the guarantors may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. See “Description of the notes.”

The notes are structurally subordinated to the indebtedness and other liabilities of the non-guarantor subsidiaries.

The notes will be guaranteed by Parent’s existing and future subsidiaries that will guarantee or be borrowers under the senior credit facilities. Not all of Parent’s subsidiaries will guarantee the notes. These non-guarantor subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent the Issuer or any guarantor is a creditor with recognized claims against the non-guarantor subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of the non-guarantor subsidiaries will have priority with respect to the assets of such subsidiaries over the claims of the Issuer or any guarantor (and therefore the claims of their creditors, including holders of the notes). Consequently, the notes and note guarantees will be structurally subordinated to the liabilities, including trade payables, of such non-guarantor subsidiaries.

Although the senior credit facilities will contain restrictions on the amount of debt that the non-guarantor subsidiaries can incur for the benefit of the lenders to those non-guarantor subsidiaries, the incurrence of other unsecured indebtedness or other liabilities by any subsidiaries (including the non-guarantor subsidiaries) is not prohibited under the indenture governing the notes and could adversely affect our ability to pay our obligations on the notes.

For the year ended February 1, 2014, the non-guarantor subsidiaries represented 1.1% of our sales and 7.2% of our operating income, respectively, in each case after giving effect to intercompany eliminations. As of February 1, 2014, on a pro forma basis after giving effect to the Financing Transactions (and not including the Zale Acquisition or the Zale entities that will become subsidiaries of Parent upon consummation of the Zale Acquisition), the non-guarantor subsidiaries would have represented 1.6% of our total assets and had $611.3 million of total liabilities, including debt and trade payables, in each case after giving effect to intercompany eliminations.

In addition, the subsidiaries that provide, or will provide, note guarantees will be automatically released from those note guarantees upon the occurrence of certain events, including, without limitation, the following:

•	the release or discharge of any guarantee or indebtedness under the senior credit facilities that resulted in the creation of the guarantee of the notes by such subsidiary guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor; or

•	the defeasance of the Issuer’s obligations under the indenture.

If any note guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of the notes—Note guarantees.”

We will have substantial indebtedness and will be permitted to incur more debt, which may increase the risks associated with our leverage.

We will, on a pro forma basis after giving effect to the Transactions, have a significant amount of indebtedness. As of February 1, 2014, on a pro forma basis after giving effect to the Transactions, our total consolidated debt would have been approximately $1.5 billion, and certain of the guarantors would have had unused commitments of $374.7 million under the amended revolving credit facility (after giving effect to $25.3 million of outstanding letters of credit). The amended and restated credit agreement will allow Signet Group Limited, as borrower, to add one or more incremental term loan facilities and/or increase the commitments under the amended revolving credit facility in an aggregate principal amount of up to $300.0 million, subject to the satisfaction of certain conditions.

Although the senior credit facilities will contain certain limitations, neither Parent nor any of its subsidiaries is restricted from incurring additional unsecured debt or other liabilities, including additional unsecured senior debt, under the indenture governing the notes. If we incur additional debt or liabilities, the risks related to our high level of debt could intensify and the Issuer’s and the guarantors’ ability to pay their obligations on the notes and the guarantees could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture governing the notes from paying dividends or issuing or repurchasing our securities.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

Our ability to make scheduled payments on or to refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. There is no assurance that we will maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes.

The Issuer may not be able to repurchase all of the notes upon a change of control repurchase event.

As described under “Description of the notes—Purchase of notes upon a change of control repurchase event,” the Issuer will be required to offer to repurchase the notes upon the occurrence of a change of control repurchase event. The Issuer may not have sufficient funds to repurchase the notes in cash at such time or have the ability to arrange necessary financing on acceptable terms. In addition, the Issuer’s ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to its indebtedness outstanding at the time.

The Issuer may not be able to repurchase all of the notes upon a special mandatory repurchase event.

As described under “Description of the notes—Special mandatory redemption,” the Issuer (or Parent or Signet Group Limited, on behalf of the Issuer) will be required to offer to repurchase the notes if the Zale Acquisition is not consummated or the Merger Agreement is terminated, in each case, on or prior to February 19, 2015, at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the special mandatory redemption date. The Issuer is not obligated to place the proceeds of the offering of the notes in escrow prior to the closing of the Zale Acquisition or to provide a security interest in those proceeds, and there are no other restrictions on the use of these proceeds during such time. Accordingly, the Issuer will need to fund any special mandatory redemption using proceeds that it has voluntarily retained or from other sources of liquidity. In the event of a special mandatory redemption, we may not have sufficient funds to purchase all of the notes.

In the event of a special mandatory redemption, holders of the notes may not obtain their expected return on such notes.

If the Issuer redeems the notes pursuant to the special mandatory redemption provisions, holders of the notes may not obtain their expected return on the notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the notes, the trading prices of the notes may not reflect the financial results of our business or macroeconomic factors. Holders of the notes will have no rights under the special mandatory redemption provisions as long as the Zale Acquisition closes, nor will they have any rights to require the Issuer to repurchase their notes if, between the closing of this offering and the closing of the Zale Acquisition, we experience any changes (including any material changes) in our business or financial condition, or if the terms of the Merger Agreement change, including in material respects.

Insolvency, corporate benefit, capital maintenance laws and other limitations on the guarantees of the notes may adversely affect the validity and enforceability of the guarantees of the notes.

The Issuer and a significant number of the guarantors are incorporated under the laws of England and Wales. Following the consummation of the Zale Acquisition, the notes will be guaranteed by subsidiaries of Zale, some of which will be organized in jurisdictions other than the United States. The laws of these jurisdictions may limit the ability of these entities to guarantee debt of a related company. These limitations arise under various provisions or principles of corporate law which include corporate benefit or interest restrictions, rules governing capital maintenance, under which, among others, the risks associated with a guarantee need to be reasonable and economically and operationally justified from the guarantor’s perspective, as well as thin capitalization, unlawful financial assistance and fraudulent transfer principles. If these limitations were not observed, the note guarantees by these guarantors could be subject to legal challenge.

In a bankruptcy or insolvency proceeding, it is possible that creditors of the guarantors or an appointed insolvency administrator or liquidator may challenge the guarantees and intercompany obligations generally, as fraudulent transfers or conveyances, preferences, transactions at an undervalue or on other grounds. If so, such laws may permit a court, if it makes certain findings, to:

•	void or invalidate all or a portion of a guarantor’s obligations under its note guarantee;

•	direct that holders of the notes return any amounts paid under a note guarantee to the relevant guarantor or to a fund for the benefit of the guarantor’s creditors; and

•	take other action that is detrimental to holders of the notes.

We cannot assure you which standard a court would apply in determining whether a guarantor was “insolvent” as of the date the note guarantees were issued or created or that, regardless of the method of valuation, a court would not determine that a guarantor was insolvent on that date, or that a court would not determine, regardless of whether or not a guarantor was insolvent on the date its note guarantee was issued or created, that payments to holders of the notes constituted fraudulent transfers on other grounds.

Under English insolvency law, the liquidator or administrator of a company may apply to the court to set aside a transaction entered into by that company up to two years prior to it entering into relevant insolvency proceedings if the company was unable to pay its debts as defined in Section 123 of the England and Wales Insolvency Act 1986 (“IA86”), at the time of, or becomes unable to pay its debts as a consequence of, that transaction. For example, a transaction might be subject to a challenge if a company received no consideration or consideration of significantly less value than the benefit given by that company. In this case, a court might find that there is no consideration or only consideration of significantly less value than the benefit given by a guarantor because the proceeds from this offering will not be made available generally to the Issuer or the guarantors for use in their respective businesses or operations or to repay any of their respective obligations. In addition, a court may uphold the guarantees of the obligations of Signet Group Limited as borrower under the senior credit facilities by its subsidiaries but find that there is no consideration or only consideration of significantly less value than the benefit given by the guarantors of the notes (other than the Parent and Signet Group Limited) since the subsidiaries of Parent that guarantee the notes are “sister” companies of the Issuer. A transaction at an undervalue which was entered into with the intention of placing assets out of the reach of a particular party, or to otherwise prejudice a party’s interest in relation to a claim, could be challenged by that party (with the leave of the court), a liquidator, administrator, the Financial Conduct Authority or the Pensions Regulator as a transaction which defrauds creditors, whether or not the company ever entered into a formal insolvency process. A court generally will not make an order to set aside a transaction at an undervalue if the company entered into the transaction in good faith for the purposes of carrying on its business and there were reasonable grounds for believing the transaction would benefit the company.

An administrator or liquidator may also apply to court to set aside an action which puts a creditor, surety or guarantor into a better position at the expense of other creditors (known as a preference), where such company had a desire to prefer that party, if such company was insolvent at the time of, or became insolvent as a consequence of, the transaction, and such transaction occurs up to two years prior to the onset of insolvency if the preferred party is a “connected person” (as defined in the IA86) (or six months prior to the onset of insolvency if the preferred party is not connected). There is a presumption of insolvency where the party to such transaction is a “connected person,” as defined in the IA86.

Furthermore, under English insolvency law, some of our subsidiaries’ debts may be entitled to priority, including amounts owed in respect of state and occupational pension schemes, certain amounts owed to employees and liquidation expenses.

In addition, in some of these jurisdictions, the note guarantees may be required to contain language limiting the amount of debt guaranteed or qualifying that the note guarantee must be in the guarantor’s corporate interest, in order to seek to ensure (to the extent possible) that applicable local law restrictions will not be violated. Accordingly, if you were to enforce the note guarantees by a guarantor in one of these jurisdictions, your claims are likely to be limited. In some cases, where the amount that can be guaranteed is limited by reference to the net assets and legal capital of the guarantor or by reference to the outstanding debt owed by the relevant guarantor under intercompany loans that amount might have reached zero or close to zero at the time of any insolvency or enforcement.

Although we believe that the note guarantees by these guarantors will be validly given in accordance with local law restrictions, there can be no assurance that a third party creditor would not challenge these note guarantees and prevail in court.

Enforcing your rights as a holder of the notes or under the note guarantees across multiple jurisdictions may be difficult.

The notes will be issued by Signet UK Finance plc, an entity organized under the laws of England and Wales, and will be guaranteed by Signet Jewelers Limited, a Bermuda entity, and by certain of Parent’s subsidiaries that are organized under the laws of England and Wales. In the event of bankruptcy, insolvency or a similar event, proceedings could be initiated in any of these jurisdictions or in the jurisdiction of organization of a future guarantor. With respect to the Issuer and guarantors organized in England and Wales, insolvency proceedings with respect to each of these companies could be required to proceed under the laws of the jurisdiction in which its “centre of main interests,” as defined in the relevant European Union regulation, is situated at the time insolvency proceedings are commenced. Although there is a rebuttable presumption that the “centre of main interests” will be in the jurisdiction of the place of the company’s registered office, this presumption is not conclusive. Your rights under the notes and the note guarantees will therefore be subject to the laws of multiple jurisdictions, and you may not be able to enforce effectively your rights in multiple bankruptcy, insolvency and other similar proceedings. In general, although laws differ among jurisdictions, applicable bankruptcy or insolvency laws in these jurisdictions and limitations on the enforceability of judgments obtained in New York courts would limit the enforceability of judgments against the Issuer and the guarantors on the notes and the guarantees. In addition, the bankruptcy, insolvency, foreign exchange, administration and other laws of the various jurisdictions may be materially different from or in conflict with one another and those of the United States, including in respect of creditors’ rights, priority of creditors, the ability to obtain post-petition interest and the duration of the insolvency proceeding. The consequences of the multiple jurisdictions involved in the transaction could trigger disputes over which jurisdiction’s law should apply which could adversely affect your ability to enforce your rights and to collect payment in full under the notes and the note guarantees. See “Enforcement of Civil Liabilities” in the accompanying prospectus. Moreover, such multi-jurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights.

In addition, you may be unable to recover in civil proceedings for U.S. securities laws violations. It is questionable whether an English or Bermuda court would accept jurisdiction and impose civil liability if proceedings were commenced in England or Bermuda predicated upon U.S. federal securities laws.

U.S. federal and state fraudulent transfer laws may permit a court to void the notes and/or the note guarantees, and if that occurs, you may not receive any payments on the notes.

U.S. federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of the notes. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if the Issuer or any of the guarantors, as applicable, (a) issued the notes or incurred the note guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	the Issuer or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guarantees;

•

the issuance of the notes or the incurrence of the note guarantees left the Issuer or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	the Issuer or any of the guarantors intended to, or believed that it or such subsidiary guarantor would, incur debts beyond its or such guarantor’s ability to pay as they mature; or

•

the Issuer or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against it or the guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, under U.S. federal and state fraudulent transfer laws, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes. Here, for example, a court might find a lack of reasonably equivalent value because the proceeds from this offering will not be made available generally to the Issuer or the guarantors for use in their respective businesses or operations or to repay any of their respective obligations. In particular, since the subsidiaries of Parent that guarantee the notes are “sister” companies of the Issuer, a finding of the receipt of reasonably equivalent value by the guarantors of the notes (other than the Parent and Signet Group Limited) may be more difficult than in the case of the guarantees of the obligations of Signet Group Limited as borrower under the senior credit facilities by its subsidiaries.

We cannot be certain as to the standards a court would use to determine whether or not the Issuer or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guarantees would be subordinated to the Issuer’s or any of the guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that note guarantee, could subordinate the notes or that note guarantee to presently existing and future indebtedness of the Issuer or of the related guarantor and/or could require the holders of the notes to repay any amounts received with respect to that note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against the Issuer or the guarantors under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to the Issuer’s other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code. It is also possible that a bankruptcy court could disallow the claims in respect of the notes, in whole or in part, under the principle of equitable disallowance, based on similar factors.

There is no existing market for the notes. If one develops, it may not be liquid.

The notes are a new issue of securities and there is currently no established market for the notes. The underwriters have advised us that they currently intend to make a market in the notes following the offering, as permitted by applicable laws or regulations. However, the underwriters have no obligation to make a market in the notes and they may cease market-making activities at any time without notice. Although we intend to list the notes on the Official List of the Luxembourg Stock Exchange following the consummation of this offering, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	our financial performance;

•	our credit ratings with nationally recognized credit rating agencies; and

•	the level, direction and volatility of market interest rates generally.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

We currently expect that, upon issuance, the notes will be rated by one or more rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions. Holders of notes will have no recourse against the Issuer or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

Ratio of earnings to fixed charges

The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown.

Fiscal Year(1)					Pro Forma(2)
2014	2013	2012	2011	2010	2014
6.06x	6.11x	5.60x	2.70x	2.67x	3.59x

(1) Our fiscal year ends on the Saturday nearest to January 31. Fiscal years 2014, 2012, 2011 and 2010 consisted of 52 weeks. Fiscal year 2013 consisted of 53 weeks.

(2) Pro forma ratio of earnings to fixed charges gives effect to the Transactions as if such Transactions had occurred on February 3, 2013 (the first day of the 52 week period ended February 1, 2014) and includes Zale’s capitalized interest and amortization of such interest, including the amortization costs associated with the issuance of new debt and amortization associated with our current credit facility amendment fees.

For the purposes of calculating the consolidated ratio of earnings to fixed charges, “earnings” are defined as income before income taxes plus “fixed charges.” Fixed charges comprise interest expense, net, facility amendment fee amortization and an estimate of the interest within rental expense. For the historical periods presented, Signet had no capitalized interest or amortization of such interest. Interest within rental expense is estimated to be one-third of our rental expense. Rental expense for the fiscal years 2014, 2013, 2012, 2011, 2010 and 2009 was approximately $323.7 million, $316.0 million, $311.7 million, $312.6 million, $312.8 million and $314.7 million, respectively. On a pro forma basis, giving effect to the Transactions as if such Transactions had occurred on February 3, 2013 and, after taking into account Zale’s rental expense of $183.9 million for the twelve months ended January 31, 2014, we expect rental expense to be approximately $507.6 million.

Use of proceeds

We expect the net proceeds from this offering to be approximately $391.4 million after deducting the underwriting discounts and commissions and our estimated offering expenses, as described in “Underwriting (conflicts of interest).” We intend to use the net proceeds from this offering, together with proceeds from the new term loan facility, the ABS facility and cash on hand to pay the consideration for the Zale Acquisition, including the refinancing of certain existing indebtedness of Zale, and to pay related fees and expenses.

Prior to the closing of the Zale Acquisition, we intend to invest the net proceeds from this offering in U.S. government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments or demand deposit accounts insured by the Federal Deposit Insurance Corporation. The net proceeds from this offering will not be deposited into an escrow account and you will not receive a security interest in such proceeds.

If the Zale Acquisition is not consummated or the Merger Agreement is terminated, in each case, on or prior to February 19, 2015, the Issuer will be required to redeem the notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the special mandatory redemption date. See “Description of the notes—Special mandatory redemption.”

Certain underwriters participating in this offering or their affiliates are lenders under the Zale credit facility and, as a result, may receive a portion of the proceeds from this offering. See “Underwriting (conflicts of interest)—Conflicts of interest.” The Zale credit facility provides for borrowings under the revolving facility of $665.0 million, including a $15.0 million first-in, last-out facility (the “FILO Facility”) and a $80.0 million term loan, and matures in July 2017. Borrowings under the revolving facility (excluding the FILO Facility) bear interest at either: (i) LIBOR plus the applicable margin (ranging from 175 to 225 basis points) or (ii) a base rate plus the applicable margin (ranging from 75 to 125 basis points). Borrowings under the FILO Facility bear interest at either: (i) LIBOR plus the applicable margin (ranging from 350 to 400 basis points) or (ii) a base rate plus the applicable margin (ranging from 250 to 300 basis points). The term loan facility bears interest at 11% payable on a quarterly basis. As of January 31, 2014, $363.0 million was outstanding under the revolving facility and $80.0 million was outstanding under the term loan facility.

Capitalization

The following table presents the consolidated cash and cash equivalents and capitalization of Signet as of February 1, 2014 on (i) an actual basis; and (ii) a pro forma basis to give effect to the Transactions.

You should read this table in conjunction with the information under “Use of proceeds,” our audited consolidated financial statements for the year ended February 1, 2014 and the related notes thereto, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and our unaudited pro forma financial statements incorporated by reference in this prospectus supplement.

	As of February 1, 2014
	Actual	Pro Forma
	($ in millions)

Cash:
Cash and cash equivalents	$247.6	$199.7

Debt:
Revolving credit facility(1)	—	—
Term loan facility	—	380.0	(3)
Variable funding notes under the ABS facility(2)	—	600.0
4.700% senior notes due 2024 offered hereby	—	400.0
Capitalized lease	—	2.2
Loans and overdrafts	19.3	96.3	(3)
Total debt	$19.3	$1,478.5

Shareholders’ equity:
Total shareholders’ equity	2,563.1	2,535.6

Total capitalization	$2,582.4	$4,014.1

(1) As of February 1, 2014, we had $400.0 million available under our existing revolving credit facility and no borrowings outstanding thereunder (other than $10.1 million outstanding under letters of credit). We expect to amend and restate our existing revolving credit facility in connection with the closing of the Zale Acquisition to, among other things, extend the maturity thereof. We do not currently expect to have any borrowings outstanding under our amended revolving credit facility on the closing date of the Zale Acquisition (other than $23.9 million outstanding under letters of credit). See “Description of other debt.”

(2) We expect to issue $600.0 million of variable funding notes under the ABS facility on or prior to the closing of the Zale Acquisition. However, in the event that such variable funding notes are not issued by such time, we intend to obtain any necessary funds through a combination of borrowings under the Bridge Facility and/or our amended revolving credit facility and/or cash on hand.

(3) Reflects $20.0 million of term loans that are payable within twelve months, which amount is included in the $96.3 million of loans and overdrafts and therefore reduced from the $400 million outstanding under our new term loan facility.

Description of other debt

Amended and restated credit agreement

In connection with the consummation of the Zale Acquisition, we currently expect to enter into an amended and restated credit agreement governing the new term loan facility and the amended revolving credit facility.

The new term loan facility will be a $400.0 million 5-year senior unsecured facility with JPMorgan Chase Bank, N.A. acting as administrative agent. We currently expect to draw the entire $400.0 million of the new term loan facility on or prior to the closing date of the Zale Acquisition to finance a portion of the Zale Acquisition. We also intend to simultaneously amend and restate our current $400.0 million revolving credit facility to, among other things, extend the maturity to 2019 and to permit the Zale Acquisition. We do not currently expect to have any borrowings outstanding under our amended revolving credit facility on the closing date of the Zale Acquisition (other than $23.9 million outstanding under letters of credit). In addition, the amended and restated credit agreement will allow Signet Group Limited, as borrower, to add one or more incremental term loan facilities and/or increase the commitments under the revolving credit facility in an aggregate principal amount of up to $300.0 million, subject to the satisfaction of certain conditions.

Borrowings under each of the new term loan facility and the amended revolving credit facility are expected to bear interest at a rate per annum equal to an applicable margin, plus, at our option, either (a) a base rate or (b) a LIBOR rate.

It is expected that the amended and restated credit agreement will provide that we may voluntarily repay outstanding loans at any time without premium or penalty other than reimbursement of the lender’s redeployment and breakage costs in certain cases.

It is expected that we will be required to make scheduled quarterly payments commencing at the end of the first full fiscal quarter following the closing of the amended and restated credit agreement equal to the amounts per annum of the original principal amount of the term loans made on the closing date of the amended and restated credit agreement as follows: 5% in year one, 7.5% in year two, 10% in year three, 12.5% in year four and 15% in year five, with the balance due on the fifth anniversary of such closing date.

Signet Group Limited will be the borrower under the new term loan facility and a co-borrower under the amended revolving credit facility. Signet Group Treasury Services Inc. will be a co-borrower under the amended revolving credit facility and Sterling Jewelers Inc. will be a co-borrower of swingline loans under the amended revolving credit facility. All obligations under the new term loan facility and the amended revolving credit facility are expected to be unconditionally guaranteed by Parent and by certain of Parent’s existing and future direct and indirect wholly owned subsidiaries.

The amended and restated credit agreement is expected to contain a number of restrictive covenants that, among other things and subject to certain exceptions, will restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	incur liens;

•	consolidate, merge, liquidate or dissolve;

•	sell, transfer or otherwise dispose of our assets, including capital stock of our subsidiaries;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock;

•	make investments, acquisitions, loans and advances; and

•	transactions with our affiliates.

The amended and restated credit agreement is also expected to contain certain customary representations and warranties, affirmative covenants and reporting obligations. In addition, the amended and restated credit agreement is expected to contain maintenance covenants that require compliance with certain leverage and coverage ratios.

Certain underwriters participating in this offering or their affiliates will be lenders and/or perform roles under the amended and restated credit agreement. See “Underwriting (conflicts of interest)—Conflicts of interest.”

ABS facility

The ABS facility is part of the securitization program of Sterling Jewelers Inc., an indirect wholly owned subsidiary of Parent, established in October 2001. We expect that a new series under the ABS facility will be created on or prior to the closing of the Zale Acquisition. Under the ABS facility, Sterling Jewelers Inc. sells, transfers, assigns, sets over and otherwise conveys its right, title and interest to its credit card receivables then existing and thereafter created to Sterling Jewelers Receivables Corp., an indirect wholly owned special purpose subsidiary of Signet Group Limited. Sterling Jewelers Receivables Corp. will then transfer, assign, set over and otherwise convey its right, title and interest in such credit card receivables to Sterling Jewelers Receivables Master Note Trust, an indirect wholly owned special purpose subsidiary of Parent. Sterling Jewelers Receivables Master Note Trust may thereafter issue securities collateralized by such credit card receivables. Sterling Jewelers Inc. is the servicer of such credit receivables sold to Sterling Jewelers Receivables Corp. and earns an arms-length fee for providing such services. Signet Group Limited is the indirect parent of both Sterling Jewelers Receivables Corp. and Sterling Jewelers Receivables Master Note Trust. The respective assets of Sterling Jewelers Receivables Corp. and Sterling Jewelers Receivables Master Note Trust will not be available to satisfy the obligations of Parent or any of its subsidiaries, including the notes offered hereby. Sterling Jewelers Receivables Corp. and Sterling Jewelers Receivables Master Note Trust are consolidated into Parent’s consolidated financial statements.

With respect to the new series under the ABS facility, we expect to issue an aggregate amount of $600.0 million of Class A notes (senior variable funding notes) to the lenders under the ABS facility on or prior to the closing of the Zale Acquisition. The term of the ABS facility is expected to be 24 months from the date the ABS facility closes and any amounts repaid during the term of the ABS facility may be reborrowed up to the aggregate amount of the Class A notes. In addition, Sterling Jewelers Receivables Master Note Trust is obligated to pay an unused commitment fee to the lenders under the ABS facility based upon the undrawn portion of the Class A notes. The ABS facility contains customary default and termination provisions, which provide for the early termination of the ABS facility upon the occurrence of certain specified events including, but not limited to, failure by Sterling Jewelers Inc. to pay amounts required to be paid by it as servicer, defaults on certain indebtedness, change in control, bankruptcy and insolvency events. Parent has provided a guarantee to the lenders under the ABS facility of Sterling Jewelers Inc.’s obligations as servicer and seller.

Certain underwriters participating in this offering or their affiliates will be the purchasers of variable funding notes and/or perform roles under the ABS facility. See “Underwriting (conflicts of interest).”

Bridge Facility

In connection with the Zale Acquisition, we entered into a debt commitment letter with certain debt financing sources. Subject to the satisfaction of certain customary conditions, the debt financing sources committed to provide up to $1.2 billion in financing for the Zale Acquisition, consisting of an $800.0 million 364-day senior unsecured Bridge Facility and the $400.0 million new term loan facility described above. We will be required to pay certain fees if the Bridge Facility is not drawn. We intend to finance the Zale Acquisition with the net proceeds from this offering, together with proceeds from the new term loan facility, the ABS facility and cash on hand. If we are unable to complete the issuance of notes under the ABS facility on or prior to the closing of the Zale Acquisition, we intend to obtain any necessary funds through a combination of borrowings under the Bridge Facility and/or our amended revolving credit facility and/or cash on hand. JPMorgan Chase Bank, N.A. will act as administrative agent under the Bridge Facility.

Signet Group Limited is expected to be the borrower under the Bridge Facility. If entered into, borrowings under the Bridge Facility are expected to bear interest at a rate per annum equal to an applicable margin, plus, at our option, either (a) a base rate or (b) a LIBOR rate.

It is expected that the Bridge Facility will provide that we may voluntarily repay outstanding loans at any time without premium or penalty. We expect that the Bridge Facility will require us to prepay outstanding bridge loans, subject to certain exceptions, with 100% of net cash proceeds received by Parent, Signet Group Limited or any of its subsidiaries organized in the United States from (1) certain issuances of debt securities or incurrences of debt for borrowed money, (2) certain issuances of equity securities or equity-linked securities and (3) certain asset sales or dispositions.

All obligations under the Bridge Facility are expected to be unconditionally guaranteed by Parent and by Parent’s existing and future direct and indirect subsidiaries that guarantee the new term loan facility.

The Bridge Facility is expected to contain a number of restrictive covenants, customary representations and warranties, affirmative covenants and reporting obligations that are substantially similar to those contained in the amended and restated credit agreement. In addition, the Bridge Facility is expected to include maintenance covenants that require compliance with certain leverage and coverage ratios.

Certain underwriters participating in this offering or their affiliates will be lenders and/or perform roles under the Bridge Facility. See “Underwriting (conflicts of interest).”

Description of the notes

The notes will be issued under an indenture, to be dated as of May 19, 2014 (the “Issue Date”), among Signet UK Finance plc, the Guarantors (as defined below) and Deutsche Bank Trust Company Americas, as trustee (the “trustee”). The indenture will be supplemented by a supplemental indenture to be entered into concurrently with the delivery of the notes (as so supplemented, the “indenture”). The following summary of provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary may not contain all information that you may find useful. You should read the indenture and the notes, copies of which are available from the Issuer upon request. See “Where you can find more information; incorporation of certain documents by reference” in this prospectus supplement and in the accompanying prospectus. Capitalized terms used and not defined in this summary have the meanings specified in the indenture. References to the “Issuer” in this section of the prospectus supplement are only to Signet UK Finance plc and not to any of its Subsidiaries.

General

The notes will have the following basic terms:

•	the notes will be senior unsecured obligations of the Issuer and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of the Issuer;

•	the notes initially will be limited to $400,000,000 aggregate principal amount (subject to the rights of the Issuer to issue additional notes as described under “—Further issuances” below);

•	the notes will accrue interest at a rate of 4.700% per year;

•

interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2014;

•	interest will be payable to the Holders of record at the close of business on the June 1 and December 1 immediately preceding the related interest payment dates;

•

the notes will be unconditionally guaranteed on a senior unsecured basis by Parent and by each Subsidiary of Parent that will guarantee Obligations, or will be a borrower, under the Senior Credit Facility (other than the Issuer);

•	the notes will mature on June 15, 2024, unless redeemed or repurchased prior to that date;

•	the Issuer will be required to repurchase all of the notes in connection with the occurrence of a “Special Mandatory Redemption Event” as described under “—Special mandatory redemption”;

•	the Issuer may redeem the notes, in whole or in part, at any time at its option as described under “—Optional redemption”;

•

the Issuer may be required to repurchase the notes in whole or in part at your option in connection with the occurrence of a “Change of Control Repurchase Event” as described under “—Purchase of notes upon a change of control repurchase event”;

•	the notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof; and

•

the notes will be represented by one or more global notes registered in the name of a nominee of DTC, but in certain circumstances may be represented by notes in definitive form (see “—Book-entry, delivery and form”).

Interest on each note will be paid to the Person in whose name that note is registered at the close of business on the June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which Federal or State banking institutions in the Borough of Manhattan, The City of New York, or in the city where the office or agency for payment on the notes is maintained, are authorized or obligated by law, executive order or regulation to close.

The notes will not be subject to any sinking fund.

Parent or any of its Subsidiaries, including the Issuer, may at any time and from time to time purchase notes in the open market or otherwise.

Note guarantees

Parent and each of its Subsidiaries that guarantees Obligations, or is a borrower, under the Senior Credit Facility will guarantee the notes. On the Issue Date, Parent and each of Parent’s Subsidiaries, other than the Issuer and certain insurance, receivables and immaterial subsidiaries, will each guarantee the notes. Parent will cause each of its Subsidiaries that becomes a guarantor or borrower under the Senior Credit Facility at any time after the Issue Date, within 20 days of becoming such a guarantor or borrower, to execute and deliver to the trustee a supplemental indenture to the indenture pursuant to which such Subsidiary will irrevocably and unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the notes on a senior unsecured basis and all other Obligations under the indenture.

The Guarantors will, jointly and severally, irrevocably and unconditionally guarantee, on a senior unsecured basis, the Issuer’s Obligations under the notes and all Obligations under the indenture. Such Guarantors will, jointly and severally, agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the trustee or any Holder in enforcing any rights under the note guarantees.

Any Guarantor that makes a payment under its note guarantee will be entitled upon payment in full of all Obligations that are guaranteed under the indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

The obligations of each Guarantor under its note guarantee will be limited as necessary to prevent that note guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. If a note guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such Indebtedness, a Guarantor’s liability on its note guarantee could be reduced to zero. See “Risk factors—Risks related to the notes—Insolvency, corporate benefit, capital maintenance laws and other limitations on the guarantees of the notes may adversely affect the validity and enforceability of the guarantees of the notes” and “Risk factors—Risks related to the notes—U.S. federal and state fraudulent transfer laws may permit a court to void the notes and/or the note guarantees, and if that occurs, you may not receive any payments on the notes.”

The indenture will provide that each note guarantee by a Guarantor will be automatically and unconditionally released and discharged upon:

(a) in the case of a Subsidiary Guarantor, any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of capital stock or other interests of such Subsidiary Guarantor after which the applicable Subsidiary Guarantor is no longer a Subsidiary of Parent, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with the provisions of the indenture (including the third paragraph under “—Certain covenants—Merger, consolidation or sale of assets”); provided that all guarantees and other Obligations of such Subsidiary Guarantor in respect of all other Indebtedness under the Senior Credit Facility terminate upon consummation of such transaction;

(b) upon the sale or disposition of all or substantially all of the assets of a Subsidiary Guarantor, which sale or disposition is made in compliance with the provisions of the indenture (including the third paragraph under “—Certain covenants—Merger, consolidation or sale of assets”); provided that all guarantees and other Obligations of such Subsidiary Guarantor in respect of all other Indebtedness under the Senior Credit Facility terminate upon consummation of such transaction;

(c) the release or discharge of such Subsidiary Guarantor from its guarantee of Indebtedness or its Obligations under the Senior Credit Facility (including, by reason of the termination of the Senior Credit Facility), except a release or discharge by or as a result of payment under such guarantee;

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance and covenant defeasance” or the discharge of the Issuer’s Obligations under the indenture in accordance with the terms of the indenture; or

(e) in the case of Parent, the Issuer ceases for any reason to be a Subsidiary of Parent; provided that all guarantees and other obligations of Parent in respect of all other Indebtedness under the Senior Credit Facility terminate upon the Issuer ceasing to be a Subsidiary.

In addition, at the Issuer’s option, and not automatically, Parent shall be released under its note guarantee if it is released from its guarantee of the Senior Credit Facility in the same manner as specified in clause (c) above.

In the event that any released Guarantor (in the case of clause (c) above or the immediately preceding paragraph) thereafter borrows money or guarantees Indebtedness under the Senior Credit Facility, such former Guarantor will again provide a note guarantee.

Payment and transfer or exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by the Issuer for such purpose (which initially will be located in New York, New York and, for so long as the notes are listed on the Luxembourg Stock Exchange, in Luxembourg). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes is no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of the Issuer, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-entry, delivery and form.”

A holder may transfer or exchange any certificated notes in definitive form at the same location set forth in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Issuer is not required to transfer or exchange any note selected for redemption during a period of 15 days before mailing or otherwise delivering a notice of redemption of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

All amounts of principal of and premium, if any, and interest on the notes paid by the Issuer that remain unclaimed two years after such payment was due and payable will be repaid to the Issuer, and the holders of such notes will thereafter look solely to the Issuer for payment.

Ranking

The notes will be senior unsecured obligations of the Issuer and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of the Issuer.

The notes will be effectively junior to all secured Indebtedness of the Issuer to the extent of the value of the assets securing such Indebtedness. The notes will be structurally subordinated to all liabilities of any Non-Guarantor Subsidiary.

The note guarantees of each Guarantor will be effectively junior to all secured Indebtedness of such Guarantors to the extent of the value of the assets securing such Indebtedness. The note guarantees will be structurally subordinated to all liabilities of any Non-Guarantor Subsidiary.

Assuming that we had completed the Transactions and applied the net proceeds we receive from the offering in the manner described under “Use of proceeds,” on a pro forma basis, as of February 1, 2014:

•

outstanding Indebtedness of the Issuer and the Guarantors would have been $1.5 billion (excluding intercompany liabilities and guarantees under the Senior Credit Facility and the indenture), $600.0 million of which would have been secured; and

•

certain Guarantors would have had $374.7 million of availability under the revolving credit facility tranche of the Senior Credit Facility available to it (after giving effect to $25.3 million of outstanding letters of credit).

For the year ended February 1, 2014, the Non-Guarantor Subsidiaries represented approximately 1.1% of our sales and 7.2% of our operating income, respectively, in each case after giving effect to intercompany eliminations. As of February 1, 2014, the Non-Guarantor Subsidiaries represented 2.2% of our total assets and had $11.3 million of total liabilities, including debt and trade payables, after giving effect to intercompany eliminations, all of which would be structurally senior to the notes. As of February 1, 2014, on a pro forma basis after giving effect to the Financing Transactions (and not including the Zale Acquisition or the Zale entities that will become subsidiaries of Parent upon consummation of the Zale Acquisition), the Non-Guarantor

Subsidiaries represented 1.6% of our total assets and had $611.3 million of total liabilities, including debt and trade payables, in each case after giving effect to intercompany eliminations. We currently expect that Zale and all of its Subsidiaries, other than its Subsidiaries who are insurance entities and certain immaterial subsidiaries, will become guarantors under the notes upon the consummation of the Zale Acquisition.

Payment of additional amounts

All payments made by or on behalf of the Issuer under or with respect to any notes (or by any Guarantor with respect to any note guarantee) will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes, unless the Issuer (or such Guarantor) is required to withhold or deduct such Taxes by law. If the Issuer (or any Guarantor) is so required to withhold or deduct from any payment made under or with respect to the notes any amount for or on account of any Taxes imposed under (1) any jurisdiction in which the Issuer (or any Guarantor) is then incorporated, organized, engaged in business or resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein or (2) any jurisdiction from or through which payment is made by or on behalf of the Issuer (or any Guarantor) (including the jurisdiction of any paying agent for the notes) or any political subdivision or taxing authority or agency thereof or therein (including the jurisdiction of any paying agent) (each of (1) and (2), a “Taxing Jurisdiction”), the Issuer (or such Guarantor) will pay to each holder such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, no Additional Amounts will be payable to a holder with respect to:

•

any Taxes that would not have been imposed but for the existence of any actual or deemed present or former connection between the holder or the beneficial owner of the notes (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, the relevant Holder or beneficial owner, if the Holder or beneficial owner is an estate, a nominee, trust, partnership or corporation) and the relevant Taxing Jurisdiction (including being a resident of such jurisdiction for Tax purposes), other than the holding of such note, the enforcement of rights under such note or under a note guarantee or the receipt of any payments in respect of such note to note guarantee;

•

any Taxes imposed as a result of the presentation of a note for payment more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30 day period);

•	any estate, inheritance, gift, sales, personal property, transfer or similar Taxes;

•

any Taxes withheld, deducted or imposed on a payment to an individual that are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income, or any law implementing or complying with or introduced in order to conform to, such directive;

•

Taxes imposed on or with respect to a payment made to a holder or beneficial owner of notes who would have been able to avoid such withholding or deduction by presenting the relevant note to another paying agent in a member state of the European Union;

•	any Taxes payable other than by deduction or withholding from payments under, or with respect to, the notes or any note guarantee;

•

any Taxes imposed or withheld by reason of the failure of the holder or beneficial owner of notes, to comply with any reasonable written request of the Issuer addressed to the holder and made at least 60 days before any such withholding or deduction would be payable to satisfy any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Taxing Jurisdiction), but in each case, only to the extent the holder or beneficial owner is legally entitled to provide such certification or documentation;

•

any Tax imposed on or with respect to any payment by the Issuer or the relevant Guarantor to the holder if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had such holder been the sole beneficial owner of notes; or

•	any combination of the above items.

In addition to the foregoing, the Issuer and the Guarantors will also pay and indemnify the holder for any present or future stamp, issue, registration, court or documentary Taxes, or any other excise or property Taxes, charges or similar levies (including penalties, interest and any other reasonable expenses related thereto) which are levied by any Taxing Jurisdiction on the execution, delivery, issuance, or registration of any of the notes, the indenture, any note guarantee or any other document or instrument referred to therein (other than on or in connection with a transfer of the notes other than the initial resale of the notes).

If the Issuer or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the notes or any note guarantee, each of the Issuer or the relevant Guarantor, as the case may be, will deliver to the trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises less than 30 days prior to that payment date, in which case the Issuer or the relevant Guarantor shall notify the trustee promptly thereafter) an officer’s certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The officer’s certificate(s) must also set forth any other information necessary to enable the paying agent to pay such Additional Amounts to holders on the relevant payment date. The Issuer and the relevant Guarantor will provide the trustee with documentation satisfactory to the trustee evidencing the payment of Additional Amounts. The trustee shall be entitled to rely solely on such officer’s certificate as conclusive proof that such payments are necessary.

The Issuer or the relevant Guarantor will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Issuer or the relevant Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Issuer or the relevant Guarantor will furnish to the trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Issuer or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments (reasonably satisfactory to the trustee) by such entity. Upon reasonable request, copies of Tax receipts or other evidence of payments, as the case may be, will be made available by the trustee to the holders or beneficial owners of the notes.

Wherever in the indenture or in this “Description of the notes” there is mentioned, in any context, the payment of principal (and premium, if any), interest, if any, or any other amount payable under or with respect to any of the notes or the note guarantee, such mention will be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The above obligations will survive any termination, defeasance or discharge of the indenture, any transfer by a holder or beneficial owner of its notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuer or any Guarantor is incorporated, engaged in business or otherwise resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the notes (or any notes guarantee) and any department or political subdivision thereof or therein.

Special mandatory redemption

If the Zale Acquisition is not consummated, or the Merger Agreement is terminated, in each case, on or prior to February 19, 2015 (each, a “Special Mandatory Redemption Event”), the Issuer will be required to redeem all of the notes then outstanding on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price. Notice of a special mandatory redemption will be mailed (or otherwise delivered to holders in accordance with the procedures of DTC) promptly after the occurrence of the Special Mandatory Redemption Event (and in any event no later than 2:00 p.m., New York City time, on the fifth business day immediately following such event) to the trustee and each holder of the notes at its registered address. In the event that the Issuer has insufficient funds to redeem all of the notes then outstanding on the Special Mandatory Redemption Date, either Parent or SGL shall, on behalf of the Issuer, redeem all such notes in accordance with this “Special mandatory redemption” section.

For purposes of the foregoing discussion of a special mandatory redemption, the following definitions are applicable:

“Special Mandatory Redemption Date” means the earlier to occur of (1) March 19, 2015 if the Zale Acquisition has not been consummated on or prior to 5:00 p.m., New York City time, on February 19, 2015; or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the notes then outstanding, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date.

Optional redemption

The Issuer may redeem the notes at its option at any time, either in whole or in part. If the Issuer elects to redeem the notes prior to March 15, 2024 (three months prior to the maturity date of the notes), it will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date: (1) 100% of the aggregate principal amount of the notes to be redeemed; and (2) the sum of the present values of each remaining scheduled payment of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 0.350% (35 basis points).

In addition, on or after March 15, 2024 (three months prior to the maturity date of the notes), the Issuer may redeem the notes in whole or in part at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date.

The following terms are relevant to the determination of the redemption price.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Issuer obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Issuer, which may be one of the Reference Treasury Dealers.

“Reference Treasury Dealer” means any primary U.S. government securities dealer in the United States selected by the Issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue. In determining this rate, the Issuer will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

A partial redemption of the notes may be effected pro rata or by lot in accordance with the applicable procedures of DTC or by such method as specified at the direction of the Issuer (equal to the minimum authorized denomination for the notes or any integral multiple thereof) of the principal amount of notes of a denomination larger than the minimum authorized denomination for the notes.

Notice of any redemption will be mailed (or otherwise delivered in accordance with the procedures of DTC) at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.

Purchase of notes upon a change of control repurchase event

If a Change of Control Repurchase Event occurs, unless the Issuer has exercised its right to redeem the notes as described above under “—Optional redemption” or as described below under “—Tax redemption,”, the Issuer will be required to make an offer to each holder of the notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Issuer will mail (or otherwise deliver to holders in accordance with the procedures of DTC) a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or otherwise delivered or, if the notice is mailed prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Repurchase Event occurs. The notice will, if mailed or otherwise delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the repurchase date. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act, to the extent applicable, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Issuer will, to the extent lawful:

•	accept for payment all the notes or portions of the notes properly tendered pursuant to its offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased by the Issuer.

The paying agent will promptly mail or otherwise deliver to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate after receipt of an authentication order and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

The Issuer will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all notes properly tendered and not withdrawn under its offer.

Notes repurchased by the Issuer pursuant to a Change of Control Repurchase Event will have the status of notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraphs will have the status of notes issued and outstanding.

The Change of Control Repurchase Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Parent and, thus, the removal of incumbent management. The Change of Control Repurchase Event feature is a result of negotiations between Parent and the underwriters. Parent has no present intention to engage in a transaction involving a Change of Control, although it is possible that Parent could decide to do so in the future. Subject to the limitations discussed below, Parent could, in the future, enter into certain transactions, including acquisitions, restructuring, reorganization, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture and holders of the notes may not be entitled to require the Issuer to repurchase their notes, even though such transactions could increase the amount of Indebtedness outstanding at such time, affect the capital structure of Parent or credit ratings on the notes or otherwise adversely affect holders of the notes, including certain circumstances involving a significant change in the composition of the board of directors of Parent, such as in connection with a proxy contest where the board of directors initially opposed a dissident slate of directors but approves them later as continuing directors. Restrictions on the ability of Parent to incur Liens and enter into sale and leaseback transactions are contained in the covenants as described under “—Certain covenants—Limitation on liens” and “—Certain covenants—Limitation on sale and leaseback transactions.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Repurchase Event, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The Issuer may not have sufficient funds to repurchase all the notes upon a Change of Control Repurchase Event. In addition, even if it has sufficient funds, the Issuer may be prohibited from repurchasing the notes under the terms of its other Indebtedness then outstanding. See “Risk factors—Risks related to the notes—the Issuer may not be able to repurchase all of the notes upon a Change of Control Repurchase Event.”

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of Parent and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of Parent and its Subsidiaries taken as a whole to another Person or group may be uncertain.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Change of Control” means:

(1) any “person” or “group” of related Persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Parent (including, without limitation, through a merger or consolidation);

(2) the merger or consolidation of Parent with or into another Person or the merger of another Person with or into Parent or the merger of any Person with or into a Subsidiary of Parent (including, without limitation, the Issuer), unless the holders of a majority of the aggregate voting power of the Voting Stock of Parent, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person;

(3) the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than to a Wholly-Owned Subsidiary of Parent);

(4) the adoption by the stockholders of Parent of a plan or proposal for the liquidation or dissolution of Parent; or

(5) Parent ceases to own, directly or indirectly, 100% of all outstanding Equity Interests in the Issuer.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by Parent.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of Parent, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by Parent as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Category” means (1) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (2) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (3) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date that is 60 days prior to the earlier of, (1) a Change of Control or (2) public notice of the occurrence of a Change of Control or of the intention by Parent to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) below on, or within 60 days after, the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or of the intention by Parent to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) in the event the notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the notes shall be reduced so that the notes are rated below Investment Grade by both Rating Agencies, or (b) in the event the notes (i) are rated Investment Grade by one Rating Agency and below Investment Grade by the other Rating Agency or (ii) below Investment Grade by both Rating Agencies on the Rating Date, the rating of the notes by both Rating Agencies shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) and the notes are rated below investment grade by both Rating Agencies. Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor thereto.

“Voting Stock” of any specified “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Tax redemption

The Issuer may redeem the notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the holders of the notes (which notice will be irrevocable and given in accordance with the procedures described in “—Optional redemption”), at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to but not including the redemption date, and all Additional Amounts (if any) then due and which will become due on the redemption date as a result of the redemption or otherwise, if on the next date on which any amount would be payable in respect of the notes, the Issuer is or would be required to pay Additional Amounts, and the Issuer cannot avoid any such payment obligation by taking reasonable measures available to it (including, without limitation, making payment through a paying agent located in another jurisdiction), and the requirement arises as a result of:

(1) any amendment to, or change in, the laws or any regulations or rulings promulgated thereunder of a relevant Taxing Jurisdiction which change or amendment is announced and becomes effective on or after the Issue Date (or, if the applicable Taxing Jurisdiction became a Taxing Jurisdiction on a date after the Issue Date, such later date); or

(2) any amendment to, or change in, an official written interpretation or application of such laws, regulations or rulings (including by virtue of a holding, judgment, order by a court of competent jurisdiction or a change in published administrative practice) which amendment or change is announced and becomes effective on or after the Issue Date (or, if the applicable Taxing Jurisdiction became a Taxing Jurisdiction on a date after the Issue Date, such later date) (each of the foregoing clauses (1) and (2), a “Change in Tax Law”).

The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer would be obligated to make such payment or withholding if a payment in respect of the notes was then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Prior to the publication or, where relevant, mailing of any notice of redemption of the notes pursuant to the foregoing, the Issuer will deliver to the trustee (a) an officer’s certificate stating that obligation to pay such Additional Amounts cannot be avoided by the Issuer taking reasonable measures available to it; and (b) a written opinion of independent tax counsel to the Issuer of recognized standing qualified under the laws of the relevant Taxing Jurisdiction to the effect that the Issuer has or will become obligated to pay such Additional Amounts as a result of a Change in Tax Law.

The trustee will accept and shall be entitled to rely on such officer’s certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders.

Further issuances

The Issuer may from time to time, without notice to or the consent of the holders of the notes, create and issue notes under the indenture in one or more series, which may have terms and conditions that differ from those that are set forth herein. In addition, the Issuer may, without the consent of the holders of the notes, issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (other than with respect to the date of issuance, public offering price and amount of interest payable on the first payment date applicable thereto); provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments and otherwise as, the notes, and will vote together as one class on all matters with respect to the notes.

Certain covenants

Except as set forth below, neither Parent nor any of its Subsidiaries will be restricted by the indenture from:

•	incurring any indebtedness or other obligation;

•	paying dividends or making distributions on the capital stock of Parent or of such Subsidiaries; or

•	purchasing or redeeming capital stock of Parent or such Subsidiaries.

In addition, neither Parent nor any of its Subsidiaries will be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the notes upon a Change of Control or other events involving Parent or any of its Subsidiaries that may adversely affect the creditworthiness of the notes, except to the limited extent provided under “—Purchase of notes upon a change of control repurchase event.” Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving Parent that may adversely affect holders of the notes, except to the limited extent provided under “—Purchase of notes upon a change of control repurchase event.”

The indenture will contain the following principal covenants:

Limitation on liens

Parent will not directly or indirectly incur, and will not permit the Issuer or any other Guarantor to directly or indirectly incur, any Indebtedness secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, “Liens”) upon any property or assets, including capital stock of their respective Subsidiaries, of Parent, the Issuer or any other Guarantor (whether such property or assets are now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the notes are equally and ratably secured with or, at the option of Parent, prior to, such secured Indebtedness.

The foregoing restriction does not apply to:

(1) Liens on property or assets of a Person existing (i) at the time such Person is merged into or consolidated with Parent, the Issuer or any other Guarantor, (ii) at the time such Person becomes a Subsidiary of Parent or (iii) at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a Person to Parent, the Issuer or any other Guarantor; provided, that such Lien was not incurred in anticipation of such merger, consolidation, or sale, lease, other disposition or other such transaction; provided, further, that such Liens may not extend to any other property owned by Parent, the Issuer or any other Guarantor;

(2) Liens on property or assets existing at the time of acquisition by Parent, the Issuer or any other Guarantor of such property or assets (which may include property previously leased by Parent or any of its Subsidiaries), and leasehold interests on such property; provided, that the lease terminates prior to or upon the acquisition; provided, further, that such Liens may not extend to any other property owned by Parent, the Issuer or any other Guarantor;

(3) Liens on property or assets to secure any Indebtedness (including capital leases) for borrowed money incurred to finance the purchase price or cost of development or construction of such property or assets, or additions, repairs, alterations or improvements to such property; provided, that such Liens are incurred within 24 months of the latest of the acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

(4) Liens securing Indebtedness of Parent, the Issuer or any other Guarantor owing to Parent or any of its Subsidiaries;

(5) Liens existing on the date of the initial issuance of the notes (other than any additional notes);

(6) Liens securing the notes (including any additional notes);

(7) Liens securing letters of credit issued under the Senior Credit Facility;

(8) Liens on the Receivables or any other receivables of the Issuer or any Guarantor in connection with a Qualified Receivables Transaction;

(9) Liens imposed by law, such as carriers’, warehousemen’s, mechanic’s, repairmen’s and other similar Liens, in each case for sums not yet overdue by more than 30 days (or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens) or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(10) Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings; provided, that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(11) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(12) Liens incurred or deposits made by Parent, the Issuer and any other Guarantor in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws or regulations and pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations (including obligations in respect of letters of credit or bank guarantees for the benefit of) of insurance carriers providing property, casualty or liability insurance to the Parent, the Issuer or any other Guarantor;

(13) deposits to secure the performance of tenders, statutory obligations, bids, trade or government contracts, leases, surety, indemnification, appeal, performance and return-of-money bonds, letters of credit, bankers acceptances and other similar obligations, including those to secure health, safety and environmental obligations (exclusive, in each case, of obligations for the payment of borrowed money), or as security for customs or import duties and related amounts;

(14) Liens securing industrial revenue bonds, pollution control bonds or similar types of tax-exempt bonds;

(15) ground leases in respect of real property on which facilities owned or leased by the Parent, the Issuer or any other Guarantor are located;

(16) Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

(17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent, the Issuer or any other Guarantor in the ordinary course of business;

(18) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(19) Liens securing the financing of insurance premiums payable on insurance policies; provided, that, such Liens shall only encumber unearned premiums with respect to such insurance, interests in any state guarantee fund relating to such insurance and subject and subordinate to the rights and interests of any loss payee, loss payments which shall reduce such unearned premiums;

(20) encumbrances, covenants, conditions, restrictions, easements, reservations and rights of way or zoning, building code or other restrictions (including defects or irregularities in title and similar encumbrances) as to the use of real property; or

(21) any extensions, renewals or replacements of any Lien referred to in clauses (1) through (20) without increase of the principal of the Indebtedness secured by such Lien; provided, however, that any Liens permitted by any of clauses (1) through (20) shall not extend to or cover any property of Parent, the Issuer or any other Guarantor, as the case may be, other than the property specified in such clauses and improvements to such property.

Notwithstanding the restrictions set forth in the preceding paragraph, Parent, the Issuer and the other Guarantors will be permitted to incur Indebtedness secured by a Lien that would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that, after giving effect to such Indebtedness, the aggregate amount of all Indebtedness secured by Liens (not including Liens permitted under clauses (1) through (21) above), together with all Attributable Debt outstanding pursuant to the second paragraph of the “—Limitation on sale and leaseback transactions” covenant described below, does not exceed 10% of the Consolidated Total Assets of Parent calculated as of the date of the creation or incurrence of the Lien.

Limitation on sale and leaseback transactions

Subject to the provisions set forth below, Parent will not, directly or indirectly, and will not permit the Issuer or any other Guarantor to, directly or indirectly, enter into any sale and leaseback transaction for the sale and leasing back of any property, whether now owned or hereafter acquired.

Notwithstanding the restrictions set forth in the preceding paragraph, Parent, the Issuer and the other Guarantors may enter into any sale and leaseback transaction that would otherwise be subject to the foregoing restrictions, if after giving effect thereto, the aggregate amount of all Attributable Debt with respect to such transactions, together with all Indebtedness outstanding pursuant to the third paragraph of the “—Limitation on liens” covenant described above, does not exceed 10% of the Consolidated Total Assets of Parent calculated as of the closing date of the sale and leaseback transaction.

The above restrictions will not apply to, and there will be excluded from Attributable Debt in any computation under this restriction, any sale and leaseback transaction if:

(1) such transaction was entered into prior to the date of the initial issuance of the notes (other than any additional notes);

(2) the lease is for a period, including renewal rights, of not in excess of three years;

(3) such transaction was for the sale and leasing back to Parent or any of its Subsidiaries of any property by Parent, the Issuer or any other Guarantor;

(4) Parent, the Issuer or such other Guarantor would be entitled to incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the second paragraph of the “—Limitation on liens” covenant described above;

(5) such sale and leaseback transaction is entered into within 270 days after the later of the acquisition or completion of construction, in whole but not in part, of such property; or

(6) Parent applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in its business or to the retirement of the notes or any long-term Indebtedness of the Issuer or any Guarantor that ranks senior or equal to the notes (other than Indebtedness owed or held by Parent or any of its Subsidiaries) within 365 days before or after the effective date of any such sale and leaseback transaction.

Merger, consolidation or sale of assets

The Issuer may, without the consent of the holders of any outstanding notes (including any additional notes), consolidate with or sell, lease or convey all or substantially all of its properties or assets to, or merge with or into, any other Person, provided that:

(1) the Issuer is the continuing Person or, alternatively, the successor Person formed by or resulting from such consolidation or merger, or the Person that receives the transfer of such properties or assets (the “Successor Issuer”), is a corporation or limited liability company or similar entity organized under the laws of Australia, Canada, the Channel Islands, England and Wales, any member state of the European Economic Area, Scotland, Switzerland, any overseas territory of the United Kingdom or any state of the United States or the District of Columbia and expressly assumes by means of a supplemental indenture the obligations of the Issuer under the notes;

(2) immediately after giving effect to such transaction, no event of default and no event that, after notice or the lapse of time, or both, would become an event of default has occurred and is continuing;

(3) each Guarantor (unless it is the other party to the transactions described above, in which case the second succeeding paragraph shall apply) shall have by means of a supplemental indenture confirmed that its note guarantee shall apply to the Successor Issuer’s Obligations under the indenture and the notes; and

(4) an officer’s certificate and legal opinion are delivered to the trustee, each stating that the consolidation, merger, conveyance or transfer complies with clauses (1), (2) and (3) above.

The Successor Issuer will succeed to, and be substituted for, the Issuer, and may exercise all of the rights and powers of the Issuer, under the indenture. In such a case, the Issuer will be relieved of all obligations and covenants under the notes and the indenture, provided, that in the case of a lease of all or substantially all of the properties or assets of the Issuer, the Issuer will not be released from the obligation to pay the principal of and premium, if any, and interest on the notes.

In addition, the Guarantors may, without the consent of the holders of any outstanding notes (including any additional notes), consolidate with or sell, lease or convey all or substantially all of its properties or assets to, or merge with or into, any other Person, provided that:

(1) such Guarantor is the continuing Person or, alternatively, the successor Person formed by or resulting from such consolidation or merger, or the Person that receives the transfer of such properties or assets (the “Successor Guarantor”), is a corporation or limited liability company or similar entity organized under the laws of Australia, Canada, the Channel Islands, England and Wales, any member state of the European Economic Area, Scotland, Switzerland, any overseas territory of the United Kingdom or any state of the United States or the District of Columbia and expressly assumes by means of a supplemental indenture the obligations of such Guarantor under its note guarantee; provided, that this clause shall not apply to any transaction in which the other party thereto is the Issuer or another Guarantor;

(2) immediately after giving effect to such transaction, no event of default and no event that, after notice or the lapse of time, or both, would become an event of default has occurred and is continuing; and

(3) an officer’s certificate and legal opinion are delivered to the trustee, each stating that the consolidation, merger, conveyance or transfer complies with clauses (1) and (2) above.

For the avoidance of doubt, any Guarantor whose note guarantee is to be released in accordance with the terms of such note guarantee shall not be required to comply with clause (1) of the immediately preceding paragraph.

The Successor Guarantor will succeed to, and be substituted for, such Guarantor, and may exercise all of the rights and powers of such Guarantor, under the indenture. In such a case, such Guarantor will be relieved of all obligations and covenants under the notes and the indenture, provided, that in the case of a lease of all or substantially all of the properties or assets of such Guarantor, such Guarantor will not be released from its note guarantee.

Events of default

Each of the following is an “event of default” under the indenture with respect to the notes:

(1) a default in any payment of interest on any note when due, which continues for 30 days;

(2) a default in the payment of principal of or premium, if any, on any note when due at its stated maturity date, upon optional redemption or otherwise;

(3) a failure by the Issuer to redeem all outstanding notes following the occurrence of a Special Mandatory Redemption Event in conformity with the covenant set forth under “—Special mandatory redemption” or a failure by the Issuer to repurchase notes tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with the covenant set forth under “—Purchase of notes upon a change of control repurchase event”;

(4) a failure by the Issuer or any Guarantor to comply with their other agreements contained in the indenture, which continues for 90 days after written notice thereof to the Issuer by the trustee or to the Issuer and the trustee by the holders of not less than 25% in principal amount of the outstanding notes (including any additional notes);

(5) (a) a failure to make any payment at maturity, including any applicable grace period, on any Indebtedness of Parent, the Issuer or any Significant Subsidiary (or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of Parent and its Subsidiaries), would constitute a Significant Subsidiary) (other than Indebtedness of Parent, the Issuer or any such Significant Subsidiary (or such group of Subsidiaries) owing to Parent or any of its Subsidiaries) outstanding in an amount in excess of $50,000,000 and continuance of this failure to pay or (b) a default on any Indebtedness of Parent, the Issuer or a Significant Subsidiary (or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of Parent and its Subsidiaries), would constitute a Significant Subsidiary) (other than Indebtedness owing to Parent or any of its Subsidiaries), which default results in the acceleration of such Indebtedness in an amount in excess of $50,000,000 without such Indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 60 days after written notice thereof to the Issuer by the trustee or to the Issuer and the trustee by the holders of not less than 25% in principal amount of outstanding notes (including any additional notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured;

(6) various events in bankruptcy, insolvency or reorganization involving Parent, the Issuer or any Significant Subsidiary (or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of Parent and its Subsidiaries), would constitute a Significant Subsidiary); and

(7) any note guarantee of Parent or a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of Parent and its Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or any Guarantor denies or disaffirms its obligations under the indenture or its note guarantee.

The foregoing will constitute an event of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of any law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes (including any additional notes) by written notice to the Issuer may declare the principal of, and premium, if any, and accrued and unpaid interest on, all the notes to be due and payable. Upon this declaration, principal and premium, if any, and interest will be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer or any Guarantor as described in clause (6) above occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on all notes (including any additional notes) will become immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under some circumstances, the holders of a majority in aggregate principal amount of the outstanding notes (including any additional notes) may rescind any acceleration with respect to the notes and its consequences.

If an event of default occurs and is continuing, the trustee, in conformity with its duties under the indenture, will exercise all rights or powers under the indenture at the request or direction of any of the holders, provided that the holders provide the trustee with an indemnity or security reasonably satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of the notes may pursue any remedy with respect to the indenture or the notes unless:

(1) the holder previously notified the trustee that an event of default is continuing;

(2) holders of at least 25% in aggregate principal amount of the outstanding notes (including any additional notes) requested the trustee to pursue the remedy;

(3) the requesting holders offered the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4) the trustee has not complied with the holder’s request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes (including any additional notes) have not given the trustee a direction inconsistent with the request within the 60-day period.

Generally, the holders of a majority in principal amount of the outstanding notes (including any additional notes) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee may, however, refuse to follow any direction that conflicts with law or the indenture.

If a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it is known to the trustee. Except in the case of a default in the payment of principal or premium, if any, or interest on any note, the trustee may withhold notice if the trustee determines in good faith that withholding notice is not opposed to the interests of the holders.

The Issuer will also be required to deliver to the trustee, within 120 days after the end of each fiscal year, an officer’s certificate indicating whether the signers of the certificate know of any default under the indenture that occurred during the previous year. In addition, the Issuer will be required to notify the trustee within 30 days of any event that would constitute various defaults, their status and what action the Issuer is taking or proposes to take in respect of these defaults.

Modification and waivers

Modification and amendments of the indenture and the notes may be made by the Issuer, the Guarantors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

•	change the stated maturity of the principal of, or installment of interest on, any note;

•	reduce the principal amount of, or the rate of interest on, any notes;

•

reduce any premium, if any, payable on the redemption or required repurchase of any note or change the date on which any note may be redeemed or required to be repurchased (which modification or amendment, only with respect to a Change of Control Repurchase Event, is made after the time an offer to repurchase the notes is required to have been made);

•	change the coin or currency in which the principal of, premium, if any, or interest on any note is payable;

•	impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any note;

•	reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to amend, modify or supplement the indenture or the notes;

•

modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of notes except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

•	modify any of the above provisions.

The Issuer, the Guarantors and the trustee may, without the consent of any holders, modify or amend the terms of the indenture and the notes with respect to the following:

•	to cure any ambiguity, omission, defect or inconsistency;

•

to evidence the succession of another Person to the Issuer or a Guarantor and the assumption by any such successor of the obligations of the Issuer or such Guarantor, as the case may be, as described above under “—Certain covenants—Merger, consolidation or sale of assets”;

•	to add any additional events of default;

•	to add to the covenants of the Issuer or the Guarantors for the benefit of holders of the notes or to surrender any right or power conferred upon the Issuer or the Guarantors;

•	to add Guarantor or co-obligors with respect to the notes, or to release Guarantors from the guarantees of notes in accordance with the terms of the indenture and the notes;

•	to add collateral security with respect to the notes;

•	to add or appoint a successor or separate trustee or other agent;

•	to provide for the issuance of any additional notes;

•	to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act;

•	to comply with the rules of any applicable securities depository;

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	to conform the provisions of the indenture to the “Description of the notes” section of this prospectus supplement;

•	to make any changes to the indenture applicable only to debt securities of a series other than the notes offered hereby; and

•	to make any change if the change does not adversely affect in any material respect the interests of any holder of notes.

The holders of at least a majority in aggregate principal amount of the notes may, on behalf of the holders of all notes, waive compliance by the Issuer or any Guarantor with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all notes, waive any past default and its consequences under the indenture, except a default (1) in the payment of principal or premium, if any, or interest on the notes or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note. Upon any such waiver, such default shall cease to exist and any event of default arising therefrom shall be deemed to have been cured for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Satisfaction and discharge

The Issuer may discharge its obligations under the indenture while any notes remain outstanding if the notes either have become due and payable or will become due and payable within one year (or are to be redeemed within one year) by depositing irrevocably with the trustee as trust funds, funds in U.S. dollars or certain U.S. Government obligations or a combination thereof, in an amount sufficient to pay the entire Indebtedness including the principal and premium, if any, and interest to the date of such deposit (if the notes have become due and payable) or to the maturity thereof or the date of redemption of the notes, as the case may be, and paying all other amounts payable under the indenture.

Defeasance and covenant defeasance

The indenture will provide that the Issuer may elect either (1) to defease and be discharged from any and all obligations with respect to the notes (except for, among other things, certain obligations to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency with respect to the notes and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from its obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an event of default, and clauses (4), (5) and (7) under “—Events of default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by the Issuer with the trustee, in trust, of an amount in funds in U.S. dollars, or U.S. Government obligations or combination thereof, that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the notes on the scheduled due dates therefor.

If the Issuer effects covenant defeasance and the notes are declared due and payable because of the occurrence of any event of default other than under clauses (4), (5) or (7) of “—Events of default,” even if the amount in U.S. dollars, or U.S. Government obligations, or both, on deposit with the trustee is sufficient to pay amounts due on the notes at the time of the stated maturity, it may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such event of default. However, the Issuer would remain liable to make payment of such amounts due at the time of acceleration.

To effect legal defeasance or covenant defeasance, the Issuer will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the notes to recognize income, gain or loss for U.S. federal income tax purposes and will be subject to U.S. federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such deposit and defeasance had not occurred. If the Issuer elects legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service or a change in law to that effect.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

Same-day settlement and payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until the Issuer issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. The Issuer can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Governing law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the trustee

Deutsche Bank Trust Company Americas is the trustee under the indenture and has also been appointed by the Issuer to act as registrar, transfer agent and paying agent for the notes in New York, and Deutsche Bank Luxembourg S.A. has been appointed to act as the registrar and paying agent in Luxembourg.

Definitions

The indenture contains the following defined terms:

“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Consolidated Total Assets” means, as of the date of determination thereof, the aggregate amount of assets (less applicable reserves) as set forth on the most recent consolidated balance sheet of Parent and computed in accordance with GAAP applied on a consistent basis.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of the indenture.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantor” means Parent and each Subsidiary of Parent in existence on the Issue Date that provides a note guarantee on the Issue Date (and any other Subsidiary of Parent that provides a note guarantee after the Issue Date); provided that upon release or discharge of such Guarantor from its note guarantee in accordance with the indenture, such Guarantor ceases to be a Guarantor.

“holder” means the Person in whose name a note is registered on the security register books.

“incur” means issue, assume, guarantee or otherwise become liable for.

“Indebtedness” means, with respect to any Person, obligations of such Person for borrowed money, including without limitation, Indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments, and the principal amount of indebtedness under a Qualified Receivables Transaction which (i) if structured as a secured lending agreement, constitutes the principal amount of such indebtedness or (ii) if structured as a purchase agreement, would be outstanding at such time under such Qualified Receivables Transaction if the same were structured as a secured lending agreement rather than a purchase agreement.

“Merger Agreement” means the agreement and plan of merger entered into on February 19, 2014 among Parent, Carat Merger Sub, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent, and Zale.

“Non-Guarantor Subsidiary” means any Subsidiary of Parent that is not a Guarantor.

“note guarantee” means, individually, any guarantee of payment of the notes and the Issuer’s other Obligations under the indenture by a Guarantor pursuant to the terms of the indenture and any supplemental indenture thereto, and, collectively, all such guarantees.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Parent” means Signet Jewelers Limited, a company incorporated in Bermuda.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivision thereof or any other entity.

“Qualified Receivables Transaction” means any financing transaction of the Receivables or any other receivables by the Parent or any of its Subsidiaries which is intended to take effect as a financing by means of securitization or other type of structured or secured financing.

“Receivables” means receivables under credit card accounts for the Parent or any of its Subsidiaries.

“Senior Credit Facility” means the Amended and Restated Credit Agreement, to be entered into on or prior to the consummation of the Zale Acquisition, among Signet Group Limited, Signet Group Treasury Services Inc. and Sterling Jewelers Inc. as borrowers, Parent, as a guarantor, the additional borrowers from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties from time to time party thereto, together with the related documents thereto, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, including any credit agreement exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring (including any increase in the amount of available borrowings thereunder), whether by the same or any other agent, lender or group of lenders, and any successor credit agreement (whether by renewal, replacement, refinancing or otherwise, whether or not consecutively) that, with respect to any such amendment, replacement or successor facility, the Parent in good faith designates to be the principal credit agreement or credit agreements.

“SGL” means Signet Group Limited, a company incorporated under the laws of England and Wales.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Subsidiary” of any Person means (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of Parent.

“Subsidiary Guarantor” means any Guarantor that is a Subsidiary of Parent.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of any of the foregoing). “Taxes” shall be construed to have a corresponding meaning.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Zale Acquisition” means the proposed acquisition of Zale pursuant to the Merger Agreement pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Zale, and Zale will become an indirect, wholly owned subsidiary of Parent.

“Zale” means Zale Corporation, a Delaware corporation.

Book-entry, delivery and form

DTC, New York, NY, will act as securities depository for the notes. The notes will be issued as fully registered Global Securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. Investors may elect to hold interests in the notes through DTC if they are participants in the DTC system, or indirectly through organizations which are participants in the DTC system.

DTC has informed us that DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants, which we refer to in this prospectus supplement as the Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we refer to in this prospectus supplement as Indirect Participants, such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

Purchases of the notes under the DTC system must be made by or through Direct Participants, which receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note, which we refer to in this prospectus supplement as the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the notes to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments of on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Issuer on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and premium, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the Issuer’s responsibility and disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Issuer within 90 days, the Issuer will issue individual notes in exchange for the Global Security representing such notes. In addition, the Issuer may, at any time and in its sole discretion and subject to DTC’s procedures, determine not to have the notes represented by one or more Global Securities and, in such event, will issue individual notes in exchange for the Global Security or Securities representing the notes. Also, if an event of default with respect to the notes shall have occurred and be continuing, the Issuer may, and upon the request of the trustee, shall execute, notes in definitive form in exchange for the Global Security or Securities representing the notes. Individual notes will be issued in denominations of $2,000 and any integral multiple of $1,000 above that amount.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable. Neither we, the trustee nor the underwriter, dealers or agents are responsible for the accuracy or completeness of this information.

Clearstream and Euroclear

Links have been established among DTC, Clearstream Banking, société anonyme, Luxembourg (“Clearstream Banking SA”) and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the United States.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant’s account. Credit for the book-entry securities will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant’s account would instead be valued as of the actual settlement date.

Certain U.S. federal income tax consequences to U.S. Holders

The following is a discussion of certain U.S. federal income tax consequences of the ownership and disposition of the notes. This discussion applies only to notes that are held as capital assets for U.S. federal income tax purposes by a U.S. Holder (as defined below) who purchased the notes on original issuance at their initial offering price.

A U.S. Holder is, for U.S. federal income tax purposes, a beneficial owner of a note that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if: (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the 3.8% Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers or traders subject to mark-to-market accounting with respect to the notes;

•	persons holding the notes as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	persons whose functional currency is not the U.S. dollar;

•	persons who own actually (or constructively) own 10% or more of the total combined voting power of our parent and persons with certain relationships to such shareholders;

•	partnerships or other pass-through entities for U.S. federal income tax purposes; or

•	tax-exempt entities.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership and on certain determinations made at the partner level. Partnerships considering an investment in the notes and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances and does not address any tax consequences arising under the law of any state, local or foreign jurisdiction. You are urged to consult your tax advisor with respect to the particular tax consequences to you of owning and disposing of notes, including the consequences under the law of any state, local or foreign jurisdiction.

Internal Revenue Service Circular 230 notice

To ensure compliance with Internal Revenue Service Circular 230, prospective investors are hereby notified that: (a) any discussion of federal tax issues contained or referred to in this prospectus is not intended or written to be used, and cannot be used, by prospective investors for the purpose of avoiding penalties that may be imposed on them under the Code; (b) such discussion is written in connection with the promotion or marketing by us and the initial purchasers of the transactions or matters addressed herein and (c) prospective investors should seek advice based on their particular circumstances from an independent tax advisor.

Effect of certain contingencies

In certain circumstances, we may be obligated to make payments on the notes in addition to stated principal and stated fixed interest. See “Description of the notes—Special mandatory redemption”, “Description of the notes—Payment of additional amounts” and “Description of the notes—Purchase of notes upon a change of control repurchase event”. We intend to take the position that the possibility of any such payment does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. The Internal Revenue Service (“IRS”), however, may take a different position, which could require a U.S. Holder to accrue income on its notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event such a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. Holder. The remainder of this discussion assumes the notes are not treated as contingent payment debt instruments.

Interest

Stated interest on a note will generally be taxable to a U.S. Holder as ordinary income at the time it is accrued or received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. In addition to interest on the notes (which includes any foreign tax withheld from the interest payments you receive), a U.S. Holder will be required to include in income any additional amounts paid in respect of such tax withheld. See “Description of the notes—Payment of additional amounts.” A U.S. Holder may be entitled to deduct or credit this tax, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of such U.S. Holder’s foreign taxes for a particular tax year). Interest paid on the notes (including any additional amounts) generally will constitute foreign source income and, for purposes of the U.S. foreign tax credit, generally will be considered passive category income. A U.S. Holder will generally be denied a foreign tax credit for foreign taxes imposed with respect to the notes where such U.S. Holder does not meet a minimum holding period requirement during which it is not protected from risk of loss. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Sale, exchange, retirement or other taxable disposition

A U.S. Holder generally will recognize gain or loss upon a sale, exchange, retirement (including a redemption) or other taxable disposition of a note in an amount equal to the difference, if any, between the amount realized upon such disposition (excluding the amounts attributable to accrued but unpaid stated interest which will be taxed as ordinary income to the extent not previously included in income) and such holder’s adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount paid by such holder for the note.

Generally, any gain or loss will be capital gain or loss and will be treated as U.S. source gain or loss. If the U.S. Holder is an individual or other non-corporate taxpayer and has held the note for more than one year, such capital gain generally will be eligible for reduced rates of taxation. The deductibility of net capital losses is subject to certain limitations.

Backup withholding and information reporting

Payments on the notes and the proceeds received from the sale or other disposition of the notes will generally be subject to information reporting requirements unless a U.S. Holder is an exempt recipient (such as a corporation), and if a U.S. Holder fails to provide a taxpayer identification number or, in the case of interest payments, fails to report in full dividend or interest income or to meet certain certificate requirements, may be subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld from a U.S. Holder under the backup withholding rules generally will be allowed as a refund or a credit against such U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished timely to the IRS.

Reporting obligations of individual owners of foreign financial assets

Section 6038D of the Code generally requires U.S. individuals (and possibly certain entities that have U.S. individual owners) to file IRS Form 8938 if they hold certain “specified foreign financial assets,” the aggregate value of which exceeds $50,000 on the last day of the taxable year (or the aggregate value of which exceeds $75,000 at any time during the taxable year). The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, the notes. You should discuss these reporting obligations with your tax advisor.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the purchase of notes and the beneficial ownership and disposition of the notes, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Certain U.K. tax considerations

United Kingdom taxation

The following summary is based upon UK tax law and HM Revenue & Customs (“HMRC”) practice as at the date of this document. Both law and practice may change at any time, possibly with retrospective effect. The summary is intended as a general guide only, not a complete analysis, and may not apply to certain categories of holders of the notes (such as dealers). The summary relates only to the UK withholding tax treatment of principal and interest payable on the notes. It does not deal with any other UK tax implications of acquiring, holding or disposing of the notes, and relates only to the position of holders who are the absolute beneficial owners of the notes.

Holders of the notes (or prospective holders of the notes) who are in any doubt as to their tax position, or may be subject to tax in a jurisdiction other than the UK, should consult their professional advisers without delay.

UK withholding tax

There is generally an obligation to withhold or deduct an amount for or on account of UK income tax from payments of interest on interest-bearing securities where the interest in question has a UK source. The interest payable on the notes is from a UK source. However, provided that the application for listing is successful, and as a result the notes are listed (as further described below) on the Luxembourg Stock Exchange, the notes should constitute “quoted Eurobonds” within the meaning of section 987 of the Income Tax Act 2007 (“ITA 2007”) for so long as they carry a right to interest and continue to be listed on a recognized stock exchange within the meaning of section 1005 ITA 2007. The Luxembourg Stock Exchange is a recognized stock exchange for these purposes and the notes will be treated as listed on the Luxembourg Stock Exchange if they are included in the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF. It is intended that the notes are to be listed on the Luxembourg Stock Exchange. However, no assurance can be given that such listing will be approved or maintained. Provided that, when listed, the notes are, and continue to be, “quoted Eurobonds,” payments of interest on the notes may be made without withholding or deduction for or on account of UK income tax.

In cases falling outside the exemption described above, payments in respect of interest on the notes will be paid under deduction of UK income tax at the basic rate (currently 20%) subject to such relief as may be available following a direction from HMRC pursuant to the provisions of any applicable double taxation treaty or, in certain circumstances, where an exemption contained in section 930 ITA 2007 applies (including in particular an exemption for payments beneficially owned by certain UK companies and partnerships).

The UK withholding tax treatment of payments by a guarantor under the terms of a guarantee in respect of interest on the notes (or other amounts due under the notes other than the repayment of amounts subscribed for the notes) is uncertain. In particular, even where the notes are listed on the Luxembourg Stock Exchange, as described above, such payments by a guarantor may not be eligible for the exemption in respect of “quoted Eurobonds” described above in relation to payments of interest by the Issuer. Accordingly, if a guarantor makes any such payments, these may be subject to UK withholding tax at the basic rate.

The notes may be issued with a premium payable on redemption. The payment of such a redemption premium may be treated as a payment of interest for UK withholding tax purposes.

The references to “interest” above are to “interest” as understood for the purposes of UK tax law. They do not take into account any different definition of “interest” or “principal” that may prevail under any other tax law or that may apply under the terms and conditions of the notes or any related document.

United Kingdom paying and collecting agents: provision of information

HMRC has powers, in certain circumstances, to obtain information about: payments derived from securities (whether income or capital); certain payments of interest; and securities transactions.

The persons from whom HMRC can obtain information include: a person who receives (or is entitled to receive) a payment derived from securities; a person who makes such a payment (received from, or paid on behalf of another person); a person by or through whom interest is paid or credited; a person who effects or is a party to securities transactions (which includes an issue of securities) on behalf of others; registrars or administrators in respect of securities transactions; and each registered or inscribed holder of securities.

The information HMRC can obtain includes: details of the beneficial owner of securities; details of the person for whom the securities are held, or the person to whom the payment is to be made (and, if more than one, their respective interest); information and documents relating to securities transactions; and, in relation to interest paid or credited on money received or retained in the United Kingdom, the identity of the security under which interest is paid. HMRC is generally not able to obtain information (under its power relating solely to interest) about a payment of interest to (or a receipt for) a person that is not an individual. This limitation does not apply to HMRC’s power to obtain information about payments derived from securities.

In certain circumstances the information which HMRC has obtained using these powers may be exchanged with tax authorities in other jurisdictions.

European Union Directive on the taxation of savings income

Under EC Council Directive 2003/48/EC of 3 June 2003 on taxation of savings income (the “EU Savings Directive”), each Member State is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a paying agent within its jurisdiction to, or collected by such a person for, an individual resident or certain limited types of entity established in that other Member State; however for a transitional period, Austria and Luxembourg will instead operate a withholding system in relation to such payments, unless the beneficiary of the interest payments elects for the exchange of information. The end of this transitional period depends on the conclusion of certain other agreements relating to exchange of information with certain other countries. In April 2013, the Luxembourg Government announced its intention to abolish the withholding system, with effect from 1 January 2015, in favor of automatic information exchange under the EU Savings Directive.

A number of non EU countries, including Switzerland, (“Third Countries”) and certain dependent or associated territories of certain Member States (“Dependent and Associated Territories”), have adopted similar measures in relation to payments of interest or other similar income paid by a paying agent within its jurisdiction to, or collected by such a person for, an individual resident or certain limited types of entity established in another Member State, or certain Third Countries or Dependent and Associated Territories.

Investors should note that, on 15 April 2014, Council Directive 2014/48/EU amending EC Council Directive 2003/48/EC came into force. Amongst other changes, the new Directive seeks to extend the application of the EU Savings Directive to (i) payments channeled through certain intermediate structures (whether or not established in a Member State) for the ultimate benefit of an EU resident individual, and (ii) a wider range of income similar to savings income. Member States have until 1 January 2016 to adopt the domestic legislation necessary to comply with the amended EU Savings Directive, with the intention that such domestic legislation be applied from 1 January 2017. Further developments in this respect should be monitored on a continuing basis.

If a payment by the Issuer in respect of the notes were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the Issuer, any paying agent nor any other person would be obliged to pay additional amounts with respect to any notes as a result of the imposition of such withholding tax.

Investors who are in any doubt as to their position should consult their professional advisers.

Stamp duty and stamp duty reserve tax (“SDRT”)

No UK stamp duty or SDRT is payable on issue of, or on a transfer of, or agreement to transfer, the notes.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the Issuer, the underwriters, or the guarantors are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the Issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of an ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes (and interests in the notes) should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note or any interest in a note, each purchaser and subsequent transferee of a note or any interest in a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes (or interests) constitutes assets of any Plan or (ii) the purchase and holding of the notes (or interests) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes (or interests in the notes).

Underwriting (conflicts of interest)

Subject to the terms and conditions contained in the underwriting agreement dated the date of this prospectus supplement among us and the underwriters, the Issuer has agreed to sell to the underwriters named below, for which J.P. Morgan Securities LLC is acting as representative, and the underwriters have severally agreed to purchase from the Issuer, the following respective principal amounts of the notes:

Underwriters	Principal Amount of Notes
J.P. Morgan Securities LLC	$260,000,000
Fifth Third Securities, Inc.	45,000,000
PNC Capital Markets LLC	45,000,000
HSBC Securities (USA) Inc.	25,000,000
RBS Securities Inc.	25,000,000

Total	$400,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from the Issuer, are several and not joint. Those obligations are also subject to various conditions in the underwriting agreement being satisfied. The underwriting agreement provides that the underwriters will purchase all of the notes being sold pursuant to the underwriting agreement if any of them are purchased. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.725% of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.250% of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

We estimate that our total expenses (excluding underwriting discounts) for this offering will be approximately $2.5 million.

In the underwriting agreement, we have agreed that during the period from the date hereof through and until the closing of this offering, we will not offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Issuer or any of the guarantors and having a tenor of more than one year without the prior consent of the representative of the underwriters. In the underwriting agreement, the Issuer and the guarantors have agreed that they will jointly and severally indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities with no established trading market. The Issuer intends to apply for the notes to be listed on the Official List of the Luxembourg Stock Exchange following the consummation of this offering. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes or cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, JPMorgan Chase Bank, N.A. (“JPMCB”), an affiliate of J.P. Morgan Securities LLC, will be the administrative agent and a lender under the senior credit facilities. J.P. Morgan Securities LLC will be a joint bookrunner and a joint lead arranger under the senior credit facilities, certain affiliates of J.P. Morgan Securities LLC will be the sole active bookrunning manager, sole lead arranger and sole syndication agent and the purchasers of variable funding notes under the ABS facility, Fifth Third Bank, an affiliate of Fifth Third Securities, Inc., will be a syndication agent, joint bookrunner, joint lead arranger and lender under the senior credit facilities, PNC Bank, National Association (“PNC”) will be a syndication agent and lender under the senior credit facilities, PNC Capital Markets LLC, an affiliate of PNC, will be a joint lead arranger and joint bookrunner under the senior credit facilities, HSBC Bank USA, N.A., an affiliate of HSBC Securities (USA) Inc., will be a co-documentation agent and lender under the senior credit facilities and RBS Citizens, N.A., an affiliate of RBS Securities Inc., will be a co-documentation agent and lender under the senior credit facilities. In addition, JPMCB is a co-syndication agent and lender, PNC is a co-documentation agent and lender, and RBS Business Capital, a Division of RBS Asset Finance, Inc. (“RBSBC”), an affiliate of RBS Securities Inc., is a co-documentation agent and lender, in each case, under the Zale credit facility, which is expected to be fully repaid in connection with the Zale Acquisition. Therefore, JPMCB, PNC and RBSBC may receive a portion of the proceeds of this offering which may be used to repay amounts under that facility. J.P. Morgan Securities LLC is also acting as exclusive financial advisor to us in connection with the Zale Acquisition. Affiliates of each of the underwriters have also agreed to provide us with interim financing in an aggregate amount of up to $800.0 million in the event this offering and/or the ABS facility is not consummated. See “—Conflicts of interest.”

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes. Any such credit default swaps and short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of interest

JPMCB, an affiliate of J.P. Morgan Securities LLC, PNC, an affiliate of PNC Capital Markets LLC, and RBSBC, an affiliate of RBS Securities Inc., are lenders under the Zale credit facility and may therefore receive 5% or more of the net proceeds of the offering by reason of the repayment of outstanding amounts under the Zale credit facility in connection with the Zale Acquisition. Any such underwriter is deemed to have a “conflict of interest” within the meaning of Rule 5121 and this offering will therefore be conducted in accordance with Rule 5121. No underwriter with a conflict of interest will confirm sales to any account over which it exercises discretion without the specific written approval of the account holder.

Selling restrictions

The notes are offered for sale in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, an offer of notes which are the subject of the offering contemplated by this prospectus supplement may not be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative of the underwriters for any such offer; or

•

in any circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive) and includes any relevant implementing measure in the Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to prospective investors in Canada

The notes may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

Legal matters

The validity of the notes offered hereby and the related note guarantees will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. The validity of the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

Experts

The consolidated financial statements of Signet Jewelers Limited and subsidiaries as of February 1, 2014 and February 2, 2013, and for the 52 week period ended February 1, 2014, the 53 week period ended February 2, 2013, and the 52 week period ended January 28, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of February 2, 2014 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Zale Corporation included in Signet Jewelers Limited’s Current Report on Form 8-K filed with the SEC on May 12, 2014, and the effectiveness of Zale Corporation’s internal control over financial reporting as of July 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Signet UK Finance plc

Debt Securities

Guarantees of Debt Securities

Signet UK Finance plc (the “Issuer”) may offer and sell its debt securities from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. Signet Jewelers Limited, the Issuer’s indirect parent company (the “Parent”), and certain subsidiaries of Parent will fully and unconditionally guarantee the payment obligations of the debt securities of the Issuer issued under this prospectus. This prospectus describes the general manner in which the debt securities may be offered and sold. We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in our debt securities. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The Issuer may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

You should read this prospectus and the applicable prospectus supplement, as well as the risks contained or incorporated by reference herein or therein, before investing in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 12, 2014

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that the Issuer filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under the shelf registration process, the Issuer may sell debt securities described in this prospectus in one or more offerings from time to time.

This prospectus provides you with a general description of the debt securities that the Issuer may offer. Each time the Issuer offers to sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes or incorporates by reference certain information that provides more details about the matters discussed in this prospectus. You should carefully read this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”

In this prospectus, unless the context otherwise requires, all references to (i) “Signet,” “we,” “us,” and “our” refer to Signet Jewelers Limited, a Bermuda corporation, and its consolidated subsidiaries, including the Issuer, (ii) the “Issuer” are to Signet UK Finance plc, an indirect wholly owned subsidiary of Parent, and (iii) “Parent” are to Signet Jewelers Limited but not its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained or incorporated by reference in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell securities in any jurisdiction where an offer or sale is not permitted.

Under no circumstances should the delivery to you of this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN

DOCUMENTS BY REFERENCE

Parent is subject to the information and reporting requirements of the Exchange Act, and, in accordance with the Exchange Act, it files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Parent’s SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov and can also be found on our website at http://www.signetjewelers.com. However, the information on or accessible through our website is not a part of this prospectus. In addition, you can inspect reports and other information Parent files at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Issuer has filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.

The SEC allows the Issuer to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports of Parent listed below (other than portions of these documents that are deemed to have been furnished and not filed):

•	Annual Report on Form 10-K for the year ended February 1, 2014, filed with the SEC on March 27, 2014 (“our Form 10-K”);

•	The portions of its Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2014, which were incorporated by reference into our Form 10-K; and

•	Current Report on Form 8-K filed on April 7, 2014.

We also incorporate by reference the information contained in all other documents Parent files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements in exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to any person to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to James Grant at 375 Ghent Road, Akron, Ohio 44333, (330) 668-5000 or Ali Johnson at 110 Cannon Street, London EC4N 6EU, United Kingdom, +44 20 7648 5200.

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FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus, in the documents incorporated by reference herein and in any prospectus supplement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and 21E of the Exchange Act. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, include statements regarding, among other things, our results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to those described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and in our subsequent filings with the SEC, as incorporated by reference into this prospectus. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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SIGNET

Signet is the largest specialty retail jeweler by sales in the US and UK. Signet’s US division operated 1,471 stores in all 50 states at February 1, 2014. Its stores trade nationally in malls and off-mall locations as Kay Jewelers (“Kay”), and regionally under a number of well-established mall-based brands. Destination superstores trade nationwide as Jared The Galleria Of Jewelry. Signet’s UK division operated 493 stores at February 1, 2014, including 14 stores in the Republic of Ireland and three in the Channel Islands. Its stores trade in major regional shopping malls and prime ‘High Street’ locations (main shopping thoroughfares with high pedestrian traffic) as “H.Samuel,” “Ernest Jones” and “Leslie Davis.”

THE ISSUER

The Issuer is a public limited company organized under the laws of England & Wales on April 17, 2014, primarily for purposes of issuing the debt securities offered hereby, and is a wholly owned indirect subsidiary of Parent. The Issuer’s principal executive offices are located at 110 Cannon Street, London EC4N 6EU, United Kingdom, and its telephone number is +44 20 7648 5200. Our web address is www.signetjewelers.com. The information on or otherwise accessible through our web site does not constitute a part of this prospectus.

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RISK FACTORS

Before making an investment decision, you should carefully consider the specific risks described under the heading “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, including, without limitation, our Form 10-K, which is on file with the SEC and incorporated by reference in this prospectus. If any of these risks, as well as other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, results of operations or financial condition could be materially and adversely affected.

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RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown.

Fiscal Year(1)
2014	2013	2012	2011	2010
6.06x	6.11x	5.60x	2.70x	2.67x

(1)	Our fiscal year ends on the Saturday nearest to January 31. Fiscal years 2014, 2012, 2011 and 2010 consisted of 52 weeks. Fiscal year 2013 consisted of 53 weeks.

For the purposes of calculating the consolidated ratio of earnings to fixed charges, “earnings” are defined as income before income taxes plus “fixed charges.” Fixed charges comprise interest expense, net, facility amendment fee amortization and an estimate of the interest within rental expense. For the historical periods presented, Signet had no capitalized interest or amortization of such interest. Interest within rental expense is estimated to be one-third of our rental expense.

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USE OF PROCEEDS

We intend to use the net proceeds from any sale of debt securities as set forth in the applicable prospectus supplement.

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DESCRIPTION OF SECURITIES

The Issuer may from time to time offer debt securities in one or more offerings. Parent and certain of Parent’s subsidiaries will fully and unconditionally guarantee the payment obligations of the debt securities of the Issuer issued under this prospectus. The terms of any series of debt securities and the related guarantees that we offer will be described in the applicable prospectus supplement.

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PLAN OF DISTRIBUTION

We may offer and sell securities in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods.

A prospectus supplement relating to a particular offering of securities may include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents and any indemnification arrangements;

•	the purchase price of the securities;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

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ENFORCEMENT OF CIVIL LIABILITIES

England and Wales

The Issuer is a public limited company incorporated under the laws of England and Wales and certain Guarantor Registrants are private limited companies incorporated under the laws of England and Wales, each with their registered offices and principal places of business in England and Wales. As a result, it may not be possible for investors to (i) effect service of process within the United States upon the Issuer or such Guarantor Registrants or (ii) recover any payments of principal, premium, interest, additional amounts or purchase price with respect to the notes or other payments or claims in the United States upon judgments of U.S. courts for any such payments or claims. The United States and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt, sum of money, payment or claim rendered by any U.S. court based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not automatically be enforceable in England. In such an action, the English court would not generally reinvestigate the merits of the original matter decided by the U.S. court (subject to the below) and it would usually be possible to obtain summary judgment on such a claim (assuming there is no defense to the claim for payment). Recognition and enforcement of a U.S. judgment by an English court in such an action is conditional upon (among other things):

•	the U.S. court having had, at the time when proceedings were served, jurisdiction over the original proceedings according to English rules of international law;

•	the judgment being final and conclusive on the merits, meaning it is final and unalterable in the court which pronounced it and is for a definite sum of money; and

•	the U.S. judgment not being for a sum payable in respect of taxes, or other charges of a like nature or in respect of a penalty or fine, or otherwise based on a U.S. law that an English court considers to relate to penal, revenue or other public law.

An English court may refuse to enforce such a judgment if the judgment debtor satisfies the court that:

•	the U.S. judgment contravenes English public policy;

•	the U.S. judgment has been arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained, is otherwise specified in Section 5 of the Protection of Trading Interests Act 1980 or is based on measures designated by the Secretary of State under Section 1 of the Trading Interests Act 1980;

•	the U.S. judgment has been obtained by fraud or in breach of English principles of natural or substantial justice;

•	the U.S. judgment is a judgment on a matter previously determined by an English court or other court whose judgment is entitled to recognition in England or conflicts with an earlier judgment of such court;

•	the English enforcement proceedings were not commenced within the relevant limitation period; or

•	the U.S. judgment was obtained contrary to an agreement for the settlement of disputes under which the dispute in question was to be settled otherwise than by proceedings in a U.S. court (to whose jurisdiction the judgment debtor did not submit).

Based on the foregoing, there can be no assurance that investors will be able to enforce in England judgments obtained in any U.S. court or that such judgments will be recognized in England. In addition, there is no assurance as to when an English court would accept jurisdiction and impose civil liability if the original action was commenced in England, instead of the United States, and predicated solely upon the U.S. federal securities laws.

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Bermuda

Parent is a Bermuda exempted company limited by shares. It may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against Parent based on the civil liability provisions of the U.S. federal securities laws. Uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against Parent or its directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against Parent or its directors or officers under the securities laws of other jurisdictions. We have been advised by Conyers Dill & Pearman, our special Bermuda counsel, that there is no treaty in effect between the United States and Bermuda providing for enforcement of judgments of U.S. courts and that there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts.

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LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Weil, Gotshal & Manges LLP, New York, New York, will pass upon the validity of any debt securities offered by the Issuer and any guarantees offered by the Guarantor Registrants.

EXPERTS

The consolidated financial statements of Signet Jewelers Limited and subsidiaries as of February 1, 2014 and February 2, 2013, and for the 52 week period ended February 1, 2014, the 53 week period ended February 2, 2013, and the 52 week period ended January 28, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of February 1, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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